EXHIBIT 99.1
FINANCIAL STATEMENTS AS OF DECEMBER 31, 1998 AND 1997 AND FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996, INCLUDING THE AUDITORS' REPORTS THEREON


               Report of Ernst & Young LLP, Independent Auditors






Board of Directors and Stockholders
UNUMProvident Corporation and Subsidiaries


We have audited the accompanying consolidated statements of financial condition of UNUMProvident Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. The consolidated financial statements give retroactive effect to the merger of UNUM Corporation and Provident Companies, Inc. on June 30, 1999, which has been accounted for using the pooling of interests method as described in the notes to the consolidated financial statements. Our audits also included the financial statement schedules listed in the index at exhibit 99.4. These financial statements and schedules are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements and schedules based on our audits. We did not audit the financial statements and schedules of the former UNUM Corporation which statements reflect total assets constituting 39% in 1998 and 36% in 1997, and total revenues constituting 54% in 1998, 54% in 1997, and 64% in 1996 of the related consolidated totals. Those statements and schedules were audited by other auditors whose report has been furnished to us, and our opinion, in so far as it relates to data included for the former UNUM Corporation, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UNUMProvident Corporation and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 after giving retroactive effect to the merger of UNUM Corporation, as described in the notes to the consolidated financial statements, in conformity with generally accepted accounting principles. Also, in our opinion, based on our audits and the report of other auditors, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



/s/ ERNST & YOUNG LLP
Chattanooga, Tennessee
August 2, 1999

          REPORT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT AUDITORS


Board of Directors and Stockholders
UNUMProvident Corporation and Subsidiaries


In our opinion, the consolidated balance sheets and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of the former UNUM Corporation and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PRICEWATERHOUSECOOPERS LLP

Portland, Maine
February 2, 1999, except for footnote 19
for which the date is August 2, 1999

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

UNUMProvident Corporation and Subsidiaries

                                                                                                December 31
                                                                                           1998               1997
                                                                                            (in millions of dollars)
                                                                                         -----------------------------
Assets

Investments
  Fixed Maturity Securities
   Available-for-Sale - at fair value (amortized cost:  $20,581.6; $22,384.4)                 $22,732.2      $24,346.0
   Held-to-Maturity - at amortized cost (fair value:  $352.5;  $336.6)                            307.0          306.8
  Equity Securities - at fair value (cost:  $24.0; $32.2)                                          33.1           40.7
  Mortgage Loans                                                                                1,321.2        1,148.8
  Real Estate                                                                                     309.8          341.9
  Policy Loans                                                                                  2,227.2        2,112.4
  Other Long-term Investments                                                                      10.4           24.4
  Short-term Investments                                                                          245.1          182.0
                                                                                              ---------       --------
Total Investments                                                                              27,186.0       28,503.0

Other Assets
  Cash and Bank Deposits                                                                          111.2           94.5
  Premiums Receivable                                                                             570.1          464.8
  Reinsurance Receivable                                                                        4,871.0        2,428.4
  Deposit Assets                                                                                  729.7          688.3
  Accrued Investment Income                                                                       502.5          523.5
  Deferred Policy Acquisition Costs                                                             2,060.5        1,757.4
  Value of Business Acquired                                                                      570.5          699.0
  Goodwill                                                                                        814.7          856.8
  Property and Equipment - at cost less accumulated depreciation                                  367.8          305.4
  Miscellaneous                                                                                   405.2          378.5
  Separate Account Assets                                                                         413.0          340.5
                                                                                              ---------      ---------



Total Assets                                                                                  $38,602.2      $37,040.1
                                                                                              =========      =========

See notes to consolidated financial statements.

UNUMProvident Corporation and Subsidaries

                                                                                                    December 31
                                                                                               1998             1997
                                                                                               (in millions of dollars)
                                                                                         ------------------------------------
Liabilities and Stockholders' Equity
  Policy and Contract Benefits                                                                $ 1,384.9             $ 1,276.5
  Reserves for Future Policy and Contract Benefits                                             22,271.7              20,704.0
  Unearned Premiums                                                                               219.0                 219.7
  Other Policyholders' Funds                                                                    4,102.7               5,332.9
  Federal Income Tax
    Current                                                                                       105.8                  61.0
    Deferred                                                                                      864.0                 646.0
  Short-term Debt                                                                                 323.7                 277.3
  Long-term Debt                                                                                1,225.2               1,240.0
  Other Liabilities                                                                             1,246.0               1,228.1
  Separate Account Liabilities                                                                    413.0                 340.5
                                                                                              ---------             ---------

Total Liabilities                                                                              32,156.0              31,326.0
                                                                                              ---------             ---------

Commitments and Contingent Liabilities--Note 17

Company-Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trust Holding Solely Junior
  Subordinated Debt Securities of the Company                                                     300.0                     -
                                                                                              ---------             ---------

Stockholders' Equity--Note 11
  Preferred Stock                                                                                     -                 156.2
  Common Stock, $0.10 par
    Authorized:  725,000,000 shares
    Issued:  237,802,647 and 236,938,872 shares                                                    23.8                  23.7
  Additional Paid-in Capital                                                                      959.2                 954.8
  Accumulated Other Comprehensive Income
    Net Unrealized Gains on Securities                                                            969.4                 835.7
    Foreign Currency Translation Adjustment                                                       (54.7)                (36.7)
  Retained Earnings                                                                             4,279.2               3,797.7
  Treasury Stock - at cost:  176,295 and 29,346 shares                                             (9.2)                 (1.5)
  Deferred Compensation                                                                           (21.5)                (15.8)
                                                                                               --------              --------


Total Stockholders' Equity                                                                      6,146.2               5,714.1
                                                                                               --------              --------

Total Liabilities and Stockholders' Equity                                                    $38,602.2             $37,040.1
                                                                                              =========             =========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

UNUMProvident Corporation and Subsidiaries

                                                                                     Year Ended December 31
                                                                            1998              1997              1996
                                                                          (in millions of dollars, except share data)
                                                                          -----------------------------------------------
Revenue
 Premium Income                                                              $6,129.0          $5,293.1          $4,288.8
 Net Investment Income                                                        2,035.4           2,015.7           1,893.4
 Net Realized Investment Gains (Losses)                                          55.0              11.5              (5.2)
 Other Income                                                                   299.9             357.0             148.2
                                                                             --------          --------          --------
Total Revenue                                                                 8,519.3           7,677.3           6,325.2
                                                                             --------          --------          --------

Benefits and Expenses
 Policyholder Benefits                                                        5,449.7           4,856.1           4,165.6
 Commissions                                                                    826.5             716.2             555.2
 Interest and Debt Expense                                                      119.9              84.9              58.5
 Deferral of Policy Acquisition Costs                                          (703.3)           (537.3)           (406.1)
 Amortization of Deferred Policy Acquisition Costs                              377.5             301.3             289.4
 Amortization of Value of Business Acquired and Goodwill                         66.6              52.7               7.7
 Other Operating Expenses                                                     1,462.2           1,286.7           1,087.1
                                                                             --------          --------          --------
Total Benefits and Expenses                                                   7,599.1           6,760.6           5,757.4
                                                                             --------          --------          --------

Income Before Federal Income Taxes                                              920.2             916.7             567.8

Federal Income Taxes
 Current                                                                        128.3             192.3             219.7
 Deferred                                                                       174.5             106.8             (35.5)
                                                                             --------          --------          --------
Total Federal Income Taxes                                                      302.8             299.1             184.2
                                                                             --------          --------          --------

Net Income                                                                   $  617.4          $  617.6          $  383.6
                                                                             ========          ========          ========

Earnings Per Common Share - Basic                                            $   2.60          $   2.62          $   1.75
Earnings Per Common Share - Assuming Dilution                                $   2.54          $   2.57          $   1.72


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

UNUMProvident Corporation and Subsidiaries

                                                                       Accumulated
                                                          Additional       Other
                                     Preferred   Common     Paid-in    Comprehensive   Retained    Treasury    Deferred
                                       Stock      Stock     Capital        Income      Earnings      Stock   Compensation   Total
                                                                           (in millions of dollars)
                                     ---------------------------------------------------------------------------------------------
Balance at December 31, 1995           $ 156.2    $10.6      $ 447.2         $ 287.1   $3,061.0    $   -       $ (6.9)   $3,955.2

Comprehensive Income
 Net Income                                                                               383.6                             383.6
 Change in Net Unrealized Gains
   on Securities (net of tax credit
   of $45.2)                                                                  (141.8)                                      (141.8)
 Change in Foreign Currency
   Translation Adjustment (net of
   tax credit of $0.1)                                                          21.5                                         21.5
                                                                                                                         --------
Total Comprehensive Income                                                                                                  263.3
                                                                                                                         --------

Common Stock Activity                              (0.1)       (79.5)                                             (3.7)     (83.3)
Dividends to Stockholders                                                                (133.5)                           (133.5)
                                       -------    -----      -------         -------   --------    -----       -------   --------

Balance at December 31, 1996             156.2     10.5        367.7           166.8    3,311.1        -         (10.6)   4,001.7

Comprehensive Income
 Net Income                                                                               617.6                             617.6
 Change in Net Unrealized Gains
   on Securities (net of tax
   of $351.0)                                                                  662.5                                        662.5
 Change in Foreign Currency
   Translation Adjustment (net of
   tax credit of $7.8)                                                         (30.3)                                       (30.3)
                                                                                                                         --------
Total Comprehensive Income                                                                                                1,249.8
                                                                                                                         --------

Shares Issued for the Acquisition
  of Business                                       1.5        736.0                                                        737.5
Two-for-One Stock Split                            11.9        (11.9)                                                           -
Common Stock Activity                              (0.2)      (137.0)                                             (5.2)    (142.4)
Treasury Stock Acquired                                                                             (1.5)                    (1.5)
Dividends to Stockholders                                                                (131.0)                           (131.0)
                                       -------    -----      -------         -------   --------    -----       -------   --------
Balance at December 31, 1997             156.2     23.7        954.8           799.0    3,797.7     (1.5)        (15.8)   5,714.1

Comprehensive Income
 Net Income                                                                               617.4                             617.4
 Change in Net Unrealized Gains
   on Securities (net of tax expense
   of $67.2)                                                                   133.7                                        133.7
 Change in Foreign Currency
   Translation Adjustment (net of
   tax credit of $7.8)                                                         (18.0)                                       (18.0)
                                                                                                                         --------
Total Comprehensive Income                                                                                                  733.1
                                                                                                                         --------

Preferred Stock Redeemed                (156.2)                                                                            (156.2)
Common Stock Activity                               0.1          4.4                                              (5.7)      (1.2)
Treasury Stock Acquired                                                                             (7.7)                    (7.7)
Dividends to Stockholders                                                                (135.9)                           (135.9)
                                       -------    -----      -------         -------   --------    -----        ------   --------

Balance at December 31, 1998           $          $23.8      $ 959.2         $ 914.7   $4,279.2    $(9.2)       $(21.5)  $6,146.2
                                       =======    =====      =======         =======   ========    =====        ======   ========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

UNUMProvident Corporation and Subsidiaries


                                                                                                 Year Ended December 31
                                                                                     1998                1997               1996
                                                                                              (in millions of dollars)
                                                                                ------------------------------------------------
Cash Flows from Operating Activities
 Net Income                                                                     $   617.4           $   617.6          $   383.6
 Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating Activities
   Policy Acquisition Costs Capitalized                                            (703.3)             (537.3)            (406.1)
   Amortization of Policy Acquisition Costs                                         377.5               301.3              289.4
   Amortization of Value of Business Acquired and Goodwill                           66.6                52.7                7.7
   Depreciation                                                                      35.1                38.8               39.9
   Net Realized Investment (Gains) Losses                                           (55.0)              (11.5)               5.2
   Reinsurance Receivable                                                           (48.9)             (233.1)            (754.2)
   Insurance Reserves and Liabilities                                             1,475.4             1,322.4            1,289.8
   Federal Income Taxes                                                             211.5                76.3                8.5
   Other                                                                           (257.0)             (294.3)              63.4
                                                                                ---------           ---------          ---------
Net Cash Provided by Operating Activities                                         1,719.3             1,332.9              927.2
                                                                                ---------           ---------          ---------

Cash Flows from Investing Activities
 Proceeds from Sales of Investments
  Available-for-Sale Securities                                                   2,117.3             2,524.7            4,107.0
 Proceeds from Maturities of Investments
  Available-for-Sale Securities                                                   1,513.1             1,628.2            1,890.9
  Held-to-Maturity Securities                                                         0.5                 1.1              100.5
Proceeds from Sales and Maturities of Other Investments                             217.7               623.7              450.4
 Purchase of Investments
  Available-for-Sale Securities                                                  (3,849.2)           (4,264.9)          (3,521.6)
  Held-to-Maturity Securities                                                        (1.9)              (23.4)             (48.6)
  Other Investments                                                                (532.7)             (410.7)            (440.5)
 Net (Purchases) Sales of Short-term Investments                                    (67.9)              403.8           (1,085.4)
 Acquisition of Business                                                                -              (860.3)                 -
 Disposition of Business                                                             58.0                   -                  -
 Other                                                                              (73.3)              (45.3)            (129.8)
                                                                                ---------           ---------          ---------
Net Cash Provided (Used) by Investing Activities                               $  (618.4)           $  (423.1)         $ 1,322.9
                                                                                ---------           ---------          ---------

See notes to consolidated financial statements.

UNUMProvident Corporation and Subsidairies


                                                                                            Year Ended December 31
                                                                               1998                 1997                 1996
                                                                                            (in millions of dollars)
                                                                       -------------------------------------------------------
Cash Flows from Financing Activities
 Deposits to Policyholder Accounts                                        $   184.3            $   813.8            $   989.6
 Maturities and Benefit Payments from
   Policyholder Accounts                                                   (1,250.7)            (2,409.1)            (2,927.6)
 Net Short-term Debt Borrowings (Repayments)                                  (74.5)               140.1                (43.7)
 Issuance of Long-term Debt                                                   900.0                893.3                200.0
 Long-term Debt Repayments                                                   (793.1)              (347.6)              (215.0)
 Issuance of Company-Obligated Mandatorily
   Redeemable Preferred Securities                                            300.0                    -                    -
 Redemption of Preferred Stock                                               (156.2)                   -                    -
 Issuance of Common Stock                                                      11.9                389.8                  5.8
 Dividends Paid to Stockholders                                              (139.1)              (139.2)              (125.3)
 Repurchase of Common Stock                                                   (72.7)              (286.7)              (119.1)
 Other                                                                          4.6                 34.8                 15.4
                                                                          ---------            ---------            ---------
Net Cash Used by Financing Activities                                      (1,085.5)              (910.8)            (2,219.9)
                                                                          ---------            ---------            ---------

Effect of Foreign Exchange Rate Changes on Cash                                 1.3                 (1.7)                (0.3)
                                                                          ---------            ---------            ---------

Net Increase (Decrease) in Cash and Bank Deposits                              16.7                 (2.7)                29.9

Cash and Bank Deposits at Beginning of Year                                    94.5                 97.2                 67.3
                                                                          ---------            ---------            ---------

Cash and Bank Deposits at End of Year                                     $   111.2            $    94.5            $    97.2
                                                                          =========            =========            =========

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

UNUMProvident Corporation and Subsidiaries


Note 1--Significant Accounting Policies

Basis of Presentation: The accompanying consolidated financial statements have been restated to give retroactive effect to the merger of UNUM Corporation
(UNUM) and Provident Companies, Inc. (Provident) which occurred on June 30, 1999 and was accounted for as a pooling of interests. While the consummation date of the merger was subsequent to the date of these financial statements, the consolidated financial statements reported herein give effect to the merger as if it had been completed at the beginning of the earliest period presented.

The Company values its available-for-sale fixed maturity and equity securities at fair value, with unrealized holding gains and losses reported as a component of comprehensive income. Companies are required to also adjust deferred acquisition costs and/or certain policyholder liabilities to reflect the changes that would have been necessary if the unrealized investment gains and losses related to the available-for-sale securities had been realized. Prior to the merger, UNUM adjusted policyholder liabilities and Provident adjusted deferred policy acquisition costs (DPAC) and value of business acquired (VOBA) for those products where these assets existed. To present financial information in a common reporting format, management has determined that the combined entity will adjust policyholder liabilities rather than DPAC and VOBA. Prior period financial statements have been restated to reflect this reclassification. The reclassification did not change other comprehensive income, accumulated other comprehensive income, or fixed maturity and equity securities. The reclassification reflected in the December 31, 1998 consolidated statement of financial condition resulted in an increase of $329.7 million in DPAC, $1.5 million in VOBA, and, $331.2 million in reserves for future policy and contract benefits. The reclassification reflected in the December 31, 1997 consolidated statement of financial condition resulted in an increase of $362.8 million in DPAC, $59.6 million in VOBA, and, $422.4 million in reserves for future policy and contract benefits. Certain additional reclassification adjustments have been made to conform the companies' presentations in the consolidated financial statements.

The accompanying consolidated financial statements have been prepared on the basis of generally accepted accounting principles. Such accounting principles differ from statutory accounting practices prescribed or permitted by state regulatory authorities (see Note 18). The consolidated financial statements include the accounts of UNUMProvident Corporation and its subsidiaries. Material intercompany transactions have been eliminated.

Operations: The Company does business primarily in North America and operates principally in the life and health insurance business. The Employee Benefits segment includes group long-term and short-term disability insurance, group life insurance, accidental death and dismemberment coverages, group long-term care, and the results of managed disability. The Individual segment includes results from the individual disability, individual life, and individual long-term care lines of business. The Voluntary Benefits segment includes the results of products sold to employees through payroll deduction at the work site. These products include life insurance and health products, primarily disability, accident and sickness, and cancer. The Other operating segment includes results from reinsurance pools and management and other products no longer actively marketed, including corporate-owned life insurance, group pension, health insurance, and individual annuities. The Corporate segment includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, amortization of goodwill, and certain corporate expenses not allocated to a line of business. See Note 14 for further information on the operating segments.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

Investments: Investments are reported in the consolidated statements of financial condition as follows:

Available-for-Sale Fixed Maturity Securities are reported at fair value.

Held-to-Maturity Fixed Maturity Securities are generally reported at amortized cost.

UNUMProvident Corporation and Subsidiaries

Note 1--Significant Accounting Policies - Continued

Equity Securities are reported at fair value.

Mortgage Loans are generally carried at amortized cost less an allowance for probable losses.

Real Estate classified as investment real estate is carried at cost less accumulated depreciation. Real estate acquired through foreclosure is valued at fair value at the date of foreclosure. If investment real estate is determined to be permanently impaired, the carrying amount of the asset is reduced to fair value. Occasionally, investment real estate is reclassified to real estate held for sale when it no longer meets the Company's investment criteria. Real estate held for sale is valued net of a valuation allowance that reduces the carrying value to the lower of cost less accumulated depreciation or fair value less estimated cost to sell. Accumulated depreciation on real estate was $48.5 million and $53.8 million as of December 31, 1998 and 1997, respectively.

Policy Loans are presented at unpaid balances.

Other Long-term Investments are carried at cost plus the Company's equity in undistributed net earnings since acquisition.

Short-term Investments are carried at cost.

Fixed maturity securities include bonds and redeemable preferred stocks. Equity securities include common stocks and nonredeemable preferred stocks. Fixed maturity and equity securities not bought and held for the purpose of selling in the near term but for which the Company does not have the positive intent and ability to hold to maturity are classified as available-for-sale. Fixed maturity securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity. The Company determines the appropriate classification of fixed maturity securities at the time of purchase.

Changes in the fair value of available-for-sale fixed maturity securities and equity securities are reported as other comprehensive income. These amounts are net of deferred federal income taxes and valuation adjustments to reserves for future policy and contract benefits which would have been recorded had the related unrealized gains or losses on these securities been realized.

Realized investment gains and losses, which are reported as a component of revenue in the consolidated statements of income, are based upon specific identification of the investments sold and do not include amounts allocable to separate accounts. At the time a decline in the value of an investment is determined to be other than temporary, a loss is recorded which is included in realized investment gains and losses.

The Company discontinues the accrual of investment income on invested assets when it is determined that collectability is doubtful. The Company recognizes investment income on impaired loans when the income is received.

Derivative Financial Instruments: Interest Rate Swap Agreements are agreements in which two parties agree to exchange, at specified intervals, interest payment streams calculated on an agreed-upon notional principal amount with at least one stream based on a specified variable rate. The underlying notional principal is not exchanged between the parties. The Company has certain forward interest rate swap agreements where the exchange of interest payments does not begin until a specified future date. The Company intends to settle the forward interest rate swap agreements prior to the commencement of the exchange of interest payment streams.

The fair values of interest rate swap agreements which hedge available-for-sale securities are reported in the consolidated statements of financial condition as a component of fixed maturity securities. The fair values of interest rate swap agreements which hedge liabilities are not reported in the consolidated statements of financial condition. Amounts to be paid or received pursuant to interest rate swap agreements are accrued and recognized in the consolidated statements of income as an adjustment to net investment income for asset hedges or as an adjustment to policyholder benefits for liability hedges.

UNUMProvident Corporation and Subsidiaries

Note 1--Significant Accounting Policies - Continued

The Company accounts for all of its interest rate swap agreements as hedges. Accordingly, any gains or losses realized on closed or terminated interest rate swap agreements are deferred and amortized to net investment income for asset hedges or policyholder benefits for liability hedges over the expected remaining life of the hedged item. If the hedged item matures or terminates earlier than anticipated, the remaining unamortized gain or loss is amortized to net investment income or policyholder benefits in the current period. If the hedged asset is disposed, the remaining unamortized gain or loss is recognized as an adjustment to net realized investment gains and losses. Gains or losses realized on interest rate swap agreements which are terminated when the hedged assets are sold or which are terminated because the hedged anticipated transaction is no longer likely to occur are reported in the consolidated statements of income as a component of net realized investment gains and losses. The Company regularly monitors the effectiveness of its hedging programs. In the event a hedge becomes ineffective, it is marked-to-market, resulting in a charge or credit to net investment income or policyholder benefits.

Futures and Forwards Contracts are commitments to either purchase or sell a financial instrument at a specific future date for a specified price. The Company invests only in futures and forwards contracts which have U.S. Treasury securities as the underlying investments. Changes in the market value of contracts are generally settled on a daily basis. The notional amounts of futures and forwards contracts represent the extent of the Company's involvement but not the future cash requirements, as the Company intends to close out open positions prior to settlement. All of the Company's futures and forwards contracts are accounted for as hedges.

The fair values of futures and forwards which hedge available-for-sale securities are reported in the consolidated statements of financial condition as a component of fixed maturity securities. The fair values of open futures and forwards which hedge liabilities are reported in the consolidated statements of financial condition as a component of other liabilities. Gains or losses realized on the termination of futures and forwards contracts are accounted for in the same manner as interest rate swap agreements.

Option Contracts give the owner the right, but not the obligation, to buy or sell a financial instrument at an agreed-upon price on or before a specific date. The purchasing counterparty pays a premium to the selling counterparty for this right. The notional amounts of contracts represent the Company's involvement but not the future cash requirements, as the Company intends to close out contracts prior to the expiration date when the market price of the underlying financial instrument exceeds the option price or allow contracts to expire if the option price exceeds the market price. All of the Company's options contracts are accounted for as hedges. The book and fair values of options contracts are reported in the consolidated statements of financial condition in a manner similar to the underlying hedged item. Gains or losses on the termination of options contracts are accounted for in the same manner as interest rate swap agreements.

Deferred Policy Acquisition Costs: Certain costs of acquiring new business which vary with and are primarily related to the production of new business have been deferred. Such costs include commissions, other agency compensation, certain selection and policy issue expenses, and certain field expenses. Deferred policy acquisition costs are subject to recoverability testing at the time of policy issue and loss recognition testing subsequent to the year of issue.

Deferred policy acquisition costs related to traditional policies are amortized over the premium paying period of the related policies in proportion to the ratio of the present value of annual expected premium income to the present value of total expected premium income. Adjustments are made each year to recognize actual persistency experience as compared to assumed experience.

Deferred policy acquisition costs related to interest-sensitive policies are amortized over the lives of the policies in relation to the present value of estimated gross profits from surrender charges and mortality, investment, and expense margins. Adjustments are made each year to reflect actual experience for assumptions which deviate significantly compared to assumed experience.

Deferred policy acquisition costs for the Lloyd's of London (Lloyd's) business are amortized proportionately over the period the premium is earned. Adjustments are made periodically to reflect actual experience for assumptions which deviate significantly compared to assumed experience.

UNUMProvident Corporation and Subsidiaries

Note 1--Significant Accounting Policies - Continued

Loss recognition is performed when, in the judgment of management, adverse deviations from original assumptions have occurred and may be likely to continue such that recoverability of deferred policy acquisition costs on a line of business is questionable. Insurance contracts are grouped on a basis consistent with the Company's manner of acquiring, servicing, and measuring profitability of the contracts. If loss recognition testing indicates that deferred policy acquisition costs are not recoverable, the deficiency is charged to expense. Once a loss recognition adjustment is required, loss recognition testing is generally performed on an annual basis using then current assumptions until the line of business becomes immaterial or results improve significantly. The assumptions used in loss recognition testing represent management's best estimates of future experience.

Value of Business Acquired: Value of business acquired represents the present value of future profits recorded in connection with the acquisition of a block of insurance policies. The asset is amortized based upon expected future premium income for traditional insurance policies and estimated future gross profits for interest-sensitive insurance policies, with the accrual of interest added to the unamortized balance at interest rates principally ranging from 5.55% to 7.60%. The Company periodically reviews the carrying amount of value of business acquired using the same methods used to evaluate deferred policy acquisition costs.

Goodwill: Goodwill is the excess of the amount paid to acquire a business over the fair value of the net assets acquired. Goodwill is amortized on a straight-line basis over a period not to exceed 40 years. The accumulated amortization for goodwill was $63.8 million and $40.5 million as of December 31, 1998 and 1997, respectively. The carrying amount of goodwill is regularly reviewed for indicators of impairment in value.

Property and Equipment: Property and equipment is depreciated on the straight-line method over its estimated useful life. The accumulated depreciation for property and equipment was $284.3 million and $252.4 million as of December 31, 1998 and 1997, respectively.

Revenue Recognition: Traditional life and accident and health products are long duration contracts, and premium income is recognized as revenue when due from policyholders. If the contracts are experience rated, the estimated ultimate premium is recognized as revenue over the period of the contract. The estimated ultimate premium, which is revised to reflect current experience, is based on estimated claim costs, expenses, and profit margins. For interest-sensitive products, the amounts collected from policyholders are considered deposits, and only the deductions during the period for cost of insurance, policy administration, and surrenders are included in revenue. Policyholders' funds represent funds deposited by contract holders and are not included in revenue.

The Company follows the periodic method of accounting for its Lloyd's business in which premiums are recognized as revenue over the policy term, and claims, including an estimate of claims incurred but not reported, are recognized as they occur. Premiums for the Lloyd's business are based on participation in the individual syndicate underwriting years that generate premiums over a three year period of time. The Company has participated in the Lloyd's market for a number of years and uses its historical experience plus information obtained from its managing agents to estimate revenues, losses, expenses, and the related assets and liabilities. Additionally, an independent actuarial review of the syndicates' open reserves is performed annually, and management periodically reviews its estimates as information is received from the Lloyd's syndicates. Any resulting adjustments to the estimates are reflected in the current results.

Policy and Contract Benefits: Policy and contract benefits, principally related to accident and health insurance policies, are based on reported losses and estimates of incurred but not reported losses for traditional life and accident and health products. For interest-sensitive products, benefits are the amounts paid and expected to be paid on insured claims in excess of the policyholders' policy fund balances.

UNUMProvident Corporation and Subsidiaries

Note 1--Significant Accounting Policies - Continued

Policy and Contract Benefits Liabilities: Active life reserves for future policy and contract benefits on traditional life and accident and health products have been provided on the net level premium method. The reserves are calculated based upon assumptions as to interest, withdrawal, morbidity, and mortality that were appropriate at the date of issue. Withdrawal assumptions are based on actual Company experience. Morbidity and mortality assumptions are based upon industry standards adjusted as appropriate to reflect actual Company experience. The assumptions vary by plan, year of issue, and policy duration and include a provision for adverse deviation.

Disabled lives reserves for future policy and contract benefits on disability policies are calculated based upon assumptions as to interest and claim termination rates that are currently appropriate. Claim termination rate assumptions are based upon industry standards adjusted as appropriate to reflect actual Company experience. The assumptions vary by year of claim incurral and may include a provision for adverse deviation. The interest rate assumptions used for discounting Provident's claim reserves are based on projected portfolio yield rates, after consideration for defaults and investment expenses, for the assets supporting the liabilities for the various product lines. The assets for each product line are selected according to the specific investment strategy for that product line to produce asset cash flows that follow similar timing and amount patterns to those of the anticipated liability payments. The interest rate assumptions used for discounting UNUM's claim reserves are based on the same investment strategy for assets backing both liabilities and surplus. While UNUM's and Provident's historical methods for calculating the discount rate for disability claim reserves are both in accordance with generally accepted accounting principles, management believes that the combined entity should have consistent discount rate accounting policies and methods for applying these policies for similar products. Accordingly on June 30, 1999, subsequent to the date of the consolidated financial statements presented herein and in conjunction with the merger, the Company adopted Provident's method of calculating the discount rate for claim reserves. See Note 2.

Reserves for future policy and contract benefits on group single premium annuities have been provided on a net single premium method. The reserves are calculated based upon assumptions as to interest, mortality, and retirement that were appropriate at the date of issue. Mortality assumptions are based upon industry standards adjusted as appropriate to reflect actual Company experience. The assumptions vary by year of issue and include a provision for adverse deviation.

The interest rate assumptions used to calculate reserves for future policy and contract benefits are as follows:

                                                                                      December 31
                                                                         1998                             1997
                                                          -----------------------------------------------------------------
Active Life Reserves - Current Year Issues
 Traditional Life                                                   6.75% to 8.75%                  7.25% to 10.00%
 Individual Disability                                              6.00% to 9.00%                  6.00% to 9.00%
Disabled Lives Reserves - Current Year Claims
 Individual Disability                                              5.50% to 8.00%                   5.50% to 8.00%
 Group Disability                                                   7.40% to 8.95%                   6.50% to 9.27%
Disabled Lives Reserves - Prior Year Claims
 Individual Disability                                              5.50% to 8.00%                   5.50% to 8.00%
 Group Disability                                                   7.40% to 7.60%                   3.90% to 8.90%

Interest assumptions for active life reserves are generally graded downward over a period of years. Reserves for future policy and contract benefits on interest-sensitive products are principally policyholder account values determined on the retrospective deposit method.

Policyholders' Funds: Policyholders' funds represent customer deposits plus interest credited at contract rates. The Company controls its interest rate risk by investing in quality assets which have an aggregate duration that closely matches the expected duration of the liabilities. For guaranteed investment contracts (GICs), which are no longer marketed, the Company uses a cash flow matching investment strategy.

UNUMProvident Corporation and Subsidiaries

Note 1--Significant Accounting Policies - Continued

Liabilities for Restructuring Activities: Liabilities for restructuring activities are recorded when management, prior to the balance sheet date, commits to execute an exit plan that will result in the incurral of costs that have no future economic benefit or approves a plan of termination and communicates sufficient detail of the plan to employees. Liabilities for restructuring activities are included in other liabilities in the consolidated statements of financial condition.

Federal Income Taxes: Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Deferred taxes have been measured using enacted statutory income tax rates and laws that are currently in effect. A valuation allowance is established for deferred tax assets when it is more likely than not that an amount will not be realized.

Separate Accounts: The separate account amounts shown in the accompanying consolidated financial statements represent contributions by contract holders to variable-benefits and fixed-benefits pension plans. The contract purchase payments and the assets of the separate accounts are segregated from other Company funds for both investment and administrative purposes. Contract purchase payments received under variable annuity contracts are subject to deductions for sales and administrative fees. Also, the sponsoring company of the separate accounts receives management fees which are based on the net asset values of the separate accounts.

Translation of Foreign Currency: Revenues and expenses of the Company's foreign operations, principally Canada and the United Kingdom, are translated at average exchange rates. Assets and liabilities are translated at the rate of exchange on the balance sheet date. The translation gain or loss is generally reported in accumulated other comprehensive income, net of deferred tax.

Accounting for Participating Individual Life Insurance: Participating policies issued by the former Union Mutual Life Insurance Company (Union Mutual) prior to its conversion to a stock life insurance company in 1986 will remain participating as long as they remain in force. A Participation Fund Account
(PFA) was established for the benefit of all of Union Mutual's individual participating life and annuity policies and contracts. The assets of the PFA provide for the benefit, dividend, and certain expense obligations of the participating individual life insurance policies and annuity contracts. The experience of the PFA and its operations have been excluded from the consolidated statements of income. The PFA was $371.1 million and $367.3 million at December 31, 1998, and 1997, respectively, and represented approximately 1.0% of consolidated assets and 1.2% of consolidated liabilities for both December 31, 1998 and 1997.

Changes in Accounting Principles:

Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income

In 1998, the Company adopted the provisions of SFAS 130 which establish standards for reporting and presentation of comprehensive income and its components. SFAS 130 requires foreign currency translation adjustments and unrealized holding gains and losses on the Company's available-for-sale fixed maturity and equity securities, which prior to adoption were reported separately in stockholders' equity, to be reported as components of comprehensive income. Prior periods have been reclassified to conform to the requirements of SFAS 130. The adoption of SFAS 130 had no impact on the Company's net income or stockholders' equity.

Statement of Financial Accounting Standards No. 131 (SFAS 131), Disclosures about Segments of an Enterprise and Related Information

In 1998, the Company adopted the provisions of SFAS 131 which establish standards for reporting information for segments of a business enterprise. See
Note 14 for further discussion of operating segments. The adoption of SFAS 131 did not have an effect on the Company's financial position or results of operations.

UNUMProvident Corporation and Subsidiaries

Note 1--Significant Accounting Policies - Continued

Statement of Financial Accounting Standards No. 132 (SFAS 132), Employers' Disclosures about Pensions and Other Postretirement Benefits

In 1998, the Company adopted the provisions of SFAS 132 which revise employers' disclosures about pension and other postretirement benefit plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures required by Statements of Financial Accounting Standards No. 87, Employers' Accounting for Pensions, No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. Disclosures for prior periods have been restated for comparative purposes (see Note 10). The adoption of SFAS 132 had no effect on the Company's financial position or results of operations.

Statement of Financial Accounting Standards No. 125 (SFAS 125), Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities

In 1997, the Company adopted the provisions of SFAS 125 which provide accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent
application of a financial-components approach that focuses on control.   SFAS
125 also establishes new rules for determining whether a transfer of financial assets constitutes a sale and, if so, the determination of any resulting gain or loss. The adoption of SFAS 125 did not have a material effect on the Company's financial position or results of operations.

Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings Per
Share

In 1997, the Company adopted the provisions of SFAS 128 which establish computation and reporting standards for earnings per share. SFAS 128 simplifies the standards for computing earnings per share and makes them comparable to international earnings per share standards. SFAS 128 requires dual presentation on the face of the income statement of earnings per share and earnings per share assuming dilution and requires a reconciliation of the numerator and denominator of the earnings per share computation to the numerator and denominator of the earnings per share assuming dilution computation (see Note 11). Earnings per share is computed using the weighted average number of common shares outstanding and does not consider any potential dilution. Earnings per share assuming dilution reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Historical earnings per common share amounts have been restated in accordance with the provisions of SFAS 128.

Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation

SFAS 123 defines a fair value based method of accounting for stock-based employee compensation plans. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. SFAS 123 also allows an entity to continue to measure compensation cost using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25 (Opinion 25), Accounting for Stock Issued to Employees. Under this method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company adopted the provisions of SFAS 123 in 1996 (see
Note 12), but elected to continue to measure compensation cost for stock-based compensation under the expense recognition provisions of Opinion 25. The adoption of SFAS 123, therefore, did not have an effect on the Company's financial position or results of operations.

Accounting Pronouncements Outstanding:

Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities

In 1998, the FASB issued SFAS 133 which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. SFAS 133 specifies a special method of accounting for certain hedging transactions, prescribes the type of items and transactions that may be hedged, and provides the criteria which must be met in order to qualify for hedge accounting.

UNUMProvident Corporation and Subsidiaries

The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation as follows:

     Fair value hedge. Changes in the fair value of both the derivative and the hedged item attributable to the risk being hedged are recognized in income.

     Cash flow hedge. To the extent it is effective, changes in the fair value of the derivative are recognized as a component of accumulated other comprehensive income in stockholders' equity until the hedged item affects earnings. Any ineffective portion must be recognized in income at the same time the change in fair value is recognized on the statement of financial condition.

     Foreign currency exposures hedge. In a hedge of foreign currency exposures in a net investment in a foreign operation, to the extent the hedge is effective, the change in the fair value of the derivative is treated as a translation gain or loss and recognized in accumulated other comprehensive income offsetting other translation gains and losses arising in consolidation. Any ineffective portion must be recognized in income at the same time the change in fair value of the derivative is recognized on the statement of financial condition.

For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Subsequent to the date of the consolidated financial statements presented herein, Statement of Financial Accounting Standards No. 137 (SFAS 137), Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133 was issued in June 1999. SFAS 137 defers for one year the effective date of SFAS 133. The Company plans to adopt the provisions of SFAS 133 effective January 1, 2001. At this time the Company has not determined the effects that adoption of SFAS 133 will have on its financial statements.

Statement of Position 98-1 (SOP 98-1), Accounting for the Costs of Computer Software Developed for or Obtained for Internal Use

In 1998, the American Institute of Certified Public Accountants (AICPA) issued SOP 98-1 which requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. SOP 98-1 is to be applied prospectively from the date of adoption. Subsequent to the consolidated financial statements presented herein, the Company fully adopted the provisions of SOP 98-1 effective January 1, 1999. The adoption did not have a material effect on the Company's financial position or results of operations.

Statement of Position 98-7 (SOP 98-7), Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk

In 1998, the America Institute of Certified Public Accountants (AICPA) issued SOP 98-7, which provides guidance on applying the deposit method of accounting to insurance and reinsurance contracts that do not transfer insurance risk. The Company is required to adopt SOP 98-7 effective January 1, 2000. Previously issued financial statements should not be restated unless the SOP is adopted prior to the effective date and during an interim period. The adoption of SOP 98-7 is not expected to have a material impact on the Company's results of operations, liquidity, or financial position.

Statement of Position 97-3 (SOP 97-3), Accounting by Insurance and Other Enterprises for Insurance-Related Assessments

In 1997, the AICPA issued SOP 97-3 which provides guidance for determining when an entity should recognize a liability or an asset for insurance-related assessments and how to measure these items. Subsequent to the consolidated financial statements presented herein, the Company adopted the provisions of SOP 97-3 effective January 1, 1999. The adoption did not have a material effect on the Company's financial position or results of operations.

UNUMProvident Corporation and Subsidiaries

Note 2--Merger

On November 22, 1998, Provident and UNUM entered into a merger agreement, pursuant to which on June 30, 1999 UNUM merged with and into Provident under the name UNUMProvident Corporation. On June 30, 1999, prior to the completion of the merger, each outstanding share of Provident common stock was reclassified and converted into 0.73 of a share of Provident common stock. Immediately after this reclassification, the merger was completed, and each share of UNUM common stock issued and outstanding immediately prior to the merger was converted into one share of the Company's common stock, and the par value was reduced from $1.00 to $0.10 per share. In the merger, the shares of Provident common stock were not further affected, but thereafter became shares of the Company's common stock. UNUM common stock held in treasury was retired. Stockholders' equity and per share amounts have been adjusted to reflect that these items were completed at the beginning of the earliest period presented.

Subsequent to the date of the consolidated financial statements presented herein, the Company in the second quarter of 1999 recorded expenses related to the merger and the early retirement offer to employees. These expenses related to the merger and the early retirement offers to employees have not been reflected in these consolidated financial statements. The expenses related to the merger and the early retirement offer are as follows (in millions):

Employee related expense                                                $ 45.2
Exit activities related to duplicate facilities/asset abandonments        57.4
Investment banking, legal, and accounting fees                            39.6
                                                                        ------
Subtotal                                                                 142.2
Expense related to the early retirement offer to employees               125.9
                                                                        ------
Subtotal                                                                 268.1
Income tax benefit                                                        74.3
                                                                        ------
Total                                                                   $193.8
                                                                        ======

Employee related expense consists of employee severance costs, restricted stock costs which fully vested upon stockholder adoption of the merger agreement or upon completion of the merger, and outplacement costs to assist employees who have been involuntarily terminated. Severance benefits and costs associated with the vesting of restricted stock are $27.7 million and $17.5 million, respectively. The Company currently estimates that in total approximately 1,400 positions will be eliminated over a twelve month period beginning June 30, 1999, with an estimated 1,000 of these positions eliminated through the early retirement offer.

Exit activities related to duplicate facilities/asset abandonments consist of closing of duplicate offices and write-off of redundant computer hardware and software. The Company currently expects to close approximately 90 duplicate field offices over a period of one year after June 30, 1999, the completion date of the merger. The cost associated with these office closures is approximately $25.6 million, which represents the cost of future minimum lease payments less any estimated amounts recovered under subleases. Also, the total book value of physical assets, primarily computer equipment, redundant systems, and systems incapable of supporting the combined entity, are being abandoned as a result of the merger. This abandonment resulted in a write-down of the assets' book values by approximately $31.8 million.

The expenses related to the merger reduced second quarter 1999 earnings $142.2 million before tax and $112.0 million after tax. The expense related to the early retirement offer reduced second quarter 1999 earnings $125.9 million before tax and $81.8 million after tax.

Additionally during the second quarter of 1999 and subsequent to date of the supplemental consolidated financial statements presented herein, 546,362 shares of outstanding restricted stock became unrestricted and stock options on 5,301,683 shares became immediately exercisable effective with the merger in accordance with Provident's and UNUM's restricted stock and stock option plan provisions concerning a change in control. The expense related to restricted stock vesting has been included in merger-related expenses discussed above. The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for the stock option plans. Accordingly, no compensation cost was recognized for stock option vesting.

UNUMProvident Corporation and Subsidiaries

Note 2--Merger - Continued

Prior to the merger, UNUM's process and assumptions used to calculate the discount rate for claim reserves of certain disability businesses differed from that used by Provident. While UNUM's and Provident's methods were both in accordance with generally accepted accounting principles, management believed that the combined entity should have consistent discount rate accounting policies and methods for applying those policies for similar products. UNUM's former methodology used the same investment strategy for assets backing both liabilities and surplus. Provident's methodology, which allows for different investment strategies for assets backing surplus than those backing product liabilities, was determined by management to be the more appropriate approach for the Company. Accordingly, the Company adopted Provident's method of calculating the discount rate for claim reserves.

During the second quarter of 1999 and subsequent to date of the consolidated financial statements presented herein, the Company recorded an increase in the claim reserves of $240.7 million before tax and $156.5 million after tax related to the change in method of calculating the discount rate. This increase in claim reserves has not been reflected in these consolidated financial statements.

The discount rates affected by this change in UNUM's methodology are as follows:

                                                                                          June 30, 1999
                                                                            -----------------------------------------
                                                                               Current Rates          Former Rates
                                                                            -----------------------------------------
Group Long-term Disability (North America)                                         6.75%                  7.74%
Group Long-term Disability and Individual Disability (United Kingdom)              7.45%                  8.80%
Individual Disability (North America)                                              6.88%                  7.37%

The unpaid claim reserves for these disability lines as of June 30, 1999 were $5,318.3 million using the former method for determining reserve discount rates and $5,559.0 million using the current method.

The Company continues to evaluate its accounting policies, including assumptions underlying the application thereof, as well as its financial statement classifications and related disclosures. It may be necessary to further revise those accounting policies, practices, and classifications that are determined to be most appropriate. The evaluations are expected to be completed by year end 1999 and could result in further changes to accounting policies, accounting estimates, or financial statement classifications which could be material to the Company's results of operations for 1999.

The results of operations for the separate companies and the combined amounts are as follows:

                                                                           Year Ended December 31
                                                                1998                1997                1996
                                                                          (in millions of dollars)
                                                         ----------------------------------------------------------
Revenue
     UNUM                                                   $4,581.3            $4,124.1            $4,033.3
     Provident                                               3,938.0             3,553.2             2,291.9
                                                            --------            --------            --------
     Combined Revenue                                       $8,519.3            $7,677.3            $6,325.2
                                                            ========            ========            ========

Net Income
     UNUM                                                   $  363.4            $  370.3            $  238.0
     Provident                                                 254.0               247.3               145.6
                                                            --------            --------            --------
     Combined Net Income                                    $  617.4            $  617.6            $  383.6
                                                            ========            ========            ========

UNUMProvident Corporation and Subsidiaries


Note 2--Merger - Continued

The balance sheets for the separate companies and the combined amounts are as follows:

                                                                             December 31, 1998
                                                       ---------------------------------------------------------
                                                               UNUM             Provident           Combined
                                                                          (in millions of dollars)
                                                       ---------------------------------------------------------
Assets
Total Investments                                            $ 9,853.3           $17,332.7           $27,186.0
Reinsurance Receivable                                         1,770.0             3,101.0             4,871.0
All Other Assets                                               3,559.6             2,985.6             6,545.2
                                                             ---------           ---------           ---------
  Total Assets                                               $15,182.9           $23,419.3           $38,602.2
                                                             =========           =========           =========

Liabilities and Stockholders' Equity
Policy and Contract Benefits, Reserves for Future
  Policy and Contract Benefits, and Unearned Premiums        $ 9,201.4           $14,674.2           $23,875.6
Other Policyholders' Funds                                       875.4             3,227.3             4,102.7
All Other Liabilities                                          2,368.4             1,809.3             4,177.7
                                                             ---------           ---------           ---------
  Total Liabilities                                           12,445.2            19,710.8            32,156.0
                                                             ---------           ---------           ---------

Company-Obligated Mandatorily Redeemable
  Preferred Securities of Subsidiary Trust
  Holding Solely Junior Subordinated
  Debt Securities of the Company                                     -               300.0               300.0
                                                             ---------           ---------           ---------

Stockholders' Equity                                           2,737.7             3,408.5             6,146.2
                                                             ---------           ---------           ---------

  Total Liabilities and Stockholders' Equity                 $15,182.9           $23,419.3           $38,602.2
                                                             =========           =========           =========

UNUMProvident Corporation and Subsidiaries


Note 3--Fair Values of Financial Instruments

The carrying amounts and fair values of the Company's financial instruments are as follows:

                                                                                    December 31
                                                                              (in millions of dollars)
                                                   ---------------------------------------------------------------------------
                                                                       1998                                  1997
                                                           Carrying             Fair             Carrying             Fair
                                                            Amount              Value             Amount              Value
                                                   ---------------------------------------------------------------------------
Assets
Fixed Maturity Securities:
  Available-for-Sale                                        $22,538.2          $22,538.2          $24,212.2          $24,212.2
  Derivatives Hedging Available-for-Sale                        194.0              194.0              133.8              133.8
  Held-to-Maturity                                              307.0              352.5              306.8              336.6
Equity Securities                                                33.1               33.1               40.7               40.7
Mortgage Loans                                                1,321.2            1,443.0            1,148.8            1,261.5
Policy Loans                                                  2,227.2            2,371.6            2,112.4            2,504.6
Short-term Investments                                          245.1              245.1              182.0              182.0
Cash and Bank Deposits                                          111.2              111.2               94.5               94.5
Other Assets:
  Deposit Assets                                                729.7              729.7              688.3              688.3


Liabilities
Policyholders' Funds:
  GICs                                                          725.9              755.4            1,737.4            1,770.0
  Deferred Annuity Products                                   2,487.2            2,487.2            2,724.5            2,680.5
  Supplementary Contracts without
    Life Contingencies                                          107.1              107.1               90.1               90.1
Short-term Debt                                                 323.7              323.7              277.3              277.3
Long-term Debt                                                1,225.2            1,304.9            1,240.0            1,254.4
Company-Obligated Mandatorily Redeemable
  Preferred Securities                                          300.0              312.4                  -                  -
Derivatives Hedging Liabilities                                  (4.2)              (4.2)              (7.4)              (7.7)

UNUMProvident Corporation and Subsidiaries


Note 3--Fair Values of Financial Instruments - Continued

The following methods and assumptions were used by the Company in estimating the fair values of its financial instruments:

Fixed Maturity Securities: Fair values for fixed maturity securities are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services or, in the case of private placements, are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments. See
Note 4 for the amortized cost and fair values of securities by security type and by maturity date.

Equity Securities: Fair values for equity securities are based on quoted market prices.

Mortgage Loans: Fair values for mortgage loans are estimated using discounted cash flow analyses, using interest rates currently being offered for similar mortgage loans to borrowers with similar credit ratings and maturities. Mortgage loans with similar characteristics are aggregated for purposes of the calculations.

Policy Loans: Fair values for policy loans are estimated using discounted cash flow analyses, using interest rates currently being offered.

Short-term Investments, Cash and Bank Deposits, and Deposit Assets: Carrying amounts for short-term investments, cash and bank deposits, and deposit assets approximate fair value.

Policyholders' Funds: Fair values for GICs are estimated using discounted cash flow calculations, based on current market interest rates available for similar contracts with maturities consistent with those remaining for the contracts being valued. At December 31, 1998, the carrying amounts for deferred annuity products approximate fair value. At December 31, 1997, fair values for deferred annuity products were estimated using the cash surrender values of the annuity contracts. The carrying amounts for supplementary contracts without life contingencies approximate fair value.

Fair values for insurance contracts other than investment contracts are not required to be disclosed. However, the fair values of liabilities under all insurance contracts are taken into consideration in the Company's overall management of interest rate risk, which minimizes exposure to changing interest rates through the matching of investment maturities with amounts due under insurance contracts.

Short-term Debt: The carrying amounts for short-term debt approximate fair value.

Long-term Debt and Company-Obligated Mandatorily Redeemable Preferred
Securities: Fair values for long-term debt and company-obligated mandatorily redeemable preferred securities were obtained from independent pricing services or discounted cash flow analyses based on current incremental borrowing rates for similar types of borrowing arrangements.

Derivatives: Fair values of derivative financial instruments are based on market quotes or pricing models and represent the net amount of cash the Company would have received or paid if the contracts had been settled or closed on December 31.

UNUMProvident Corporation and Subsidiaries


Note 4--Investments

Securities

The amortized cost and fair values of securities by security type are as follows:

                                                                                 December 31, 1998
                                                                               (in millions of dollars)
                                                             ----------------------------------------------------------
                                                                                  Gross          Gross
                                                              Amortized        Unrealized      Unrealized       Fair
                                                                 Cost             Gains          Losses         Value
                                                             ----------------------------------------------------------
Available-for-Sale Securities
 United States Government and
  Government Agencies and Authorities                        $     248.2        $   75.3        $      -      $   323.5
 States, Municipalities, and Political Subdivisions              1,204.2            57.4               -        1,261.6
 Foreign Governments                                               868.3           203.4             0.1        1,071.6
 Public Utilities                                                3,814.5           447.1            19.4        4,242.2
 Mortgage-backed Securities                                      1,782.2           144.1             0.4        1,925.9
 All Other Corporate Bonds                                      12,517.8         1,361.7           135.3       13,744.2
 Redeemable Preferred Stocks                                       146.4            27.6            10.8          163.2
                                                             -----------        --------       ---------      ---------
  Total Fixed Maturity Securities                               20,581.6         2,316.6           166.0       22,732.2
 Equity Securities                                                  24.0            10.6             1.5           33.1
                                                             -----------        --------       ---------      ---------
                                                             $  20,605.6        $2,327.2        $  167.5      $22,765.3
                                                             ===========        ========       =========      =========


Held-to-Maturity Securities
 United States Government and
  Government Agencies and Authorities                        $      13.5        $    3.9        $      -      $    17.4
 States, Municipalities, and Political Subdivisions                  2.4             0.2               -            2.6
 Mortgage-backed Securities                                        276.1            35.4               -          311.5
 All Other Corporate Bonds                                          15.0             6.0               -           21.0
                                                             -----------        --------        --------      ---------
                                                             $     307.0        $   45.5        $      -      $   352.5
                                                             ===========        ========        ========      =========

UNUMProvident Corporation and Subsidiaries

Note 4--Investments - Continued

                                                                                 December 31, 1997
                                                                                (in millions of dollars)
                                                             --------------------------------------------------------
                                                                                 Gross          Gross
                                                              Amortized        Unrealized     Unrealized       Fair
                                                                Cost             Gains          Losses        Value
                                                             ---------------------------------------------------------
Available-for-Sale Securities
 United States Government and
  Government Agencies and Authorities                         $   385.4        $   65.4         $     -      $   450.8
 States, Municipalities, and Political Subdivisions               956.1            37.8             0.2          993.7
 Foreign Governments                                              885.9           150.2               -        1,036.1
 Public Utilities                                               3,955.4           373.9             3.7        4,325.6
 Mortgage-backed Securities                                     3,046.8           138.6             6.4        3,179.0
 All Other Corporate Bonds                                     13,017.0         1,211.7            17.9       14,210.8
 Redeemable Preferred Stocks                                      137.8            14.7             2.5          150.0
                                                              ---------        --------         -------      ---------
  Total  Fixed Maturity Securities                             22,384.4         1,992.3            30.7       24,346.0
 Equity Securities                                                 32.2             9.8             1.3           40.7
                                                              ---------        --------         -------      ---------
                                                              $22,416.6        $2,002.1         $  32.0      $24,386.7
                                                              =========        ========         =======      =========

Held-to-Maturity Securities
 United States Government and
  Government Agencies and Authorities                         $    13.1        $    2.6         $     -      $    15.7
 States, Municipalities, and Political Subdivisions                 2.9             0.2               -            3.1
 Mortgage-backed Securities                                       276.9            23.7               -          300.6
 All Other Corporate Bonds                                         13.9             3.3               -           17.2
                                                              ---------        --------         -------      ---------
                                                              $   306.8        $   29.8         $     -      $   336.6
                                                              =========        ========         =======      =========

UNUMProvident Corporation and Subsidiaries

Note 4--Investments - Continued

The amortized cost and fair values of fixed maturity securities by maturity date are shown below. The maturity dates have not been adjusted for possible calls or prepayments.

                                                      December 31, 1998
                                                    (in millions of dollars)
                                             ---------------------------------
                                                  Amortized           Fair
                                                    Cost             Value
                                             ---------------------------------

Available-for-Sale Securities
 1 year or less                                    $   550.0         $   627.6
 Over 1 year through 5 years                         3,418.2           3,783.3
 Over 5 years through 10 years                       5,972.9           6,376.2
 Over 10 years                                       8,858.3          10,019.2
                                                   ---------         ---------
                                                    18,799.4          20,806.3
 Mortgage-backed Securities                          1,782.2           1,925.9
                                                   ---------         ---------
                                                   $20,581.6         $22,732.2
                                                   =========         =========
Held-to-Maturity Securities
 1 year or less                                    $     0.2         $     0.3
 Over 1 year through 5 years                             1.4               1.4
 Over 5 years through 10 years                           0.2               0.3
 Over 10 years                                          29.1              39.0
                                                   ---------         ---------
                                                        30.9              41.0
 Mortgage-backed Securities                            276.1             311.5
                                                   ---------         ---------
                                                   $   307.0         $   352.5
                                                   =========         =========

At December 31, 1998, the total investment in below-investment-grade fixed maturity securities (securities rated below Baa3 by Moody's Investors Service or an equivalent internal rating) was $1,455.5 million or 5.4 percent of invested assets. The amortized cost of these securities was $1,463.1 million.

Deposit assets in the form of marketable securities held in trust are reported in other assets in the consolidated statements of financial condition. Unrealized gains on these securities were $211.6 million and $127.7 million, respectively, at December 31, 1998 and 1997.

Adjustments to reserves for future policy and contract benefits that would have been necessary if the unrealized investment gains and losses related to the available-for-sale securities had been realized as of December 31, 1998 and 1997, were $891.7 million and $819.1 million, respectively.

The components of the change in net unrealized gains on securities included in other comprehensive income (loss) is as follows:

                                                                    Year Ended December 31
                                                          1998                 1997            1996
                                                                   (in millions of dollars)
                                                      -----------------------------------------------------

Change in Net Unrealized Gains (Losses)
 Before Reclassification Adjustment                      $244.6             $1,194.6            $(630.6)
Reclassification Adjustment for Net Realized
 Investment (Gains) Losses                                (55.0)               (11.5)               5.2
Change in Unrealized Gains on Deposit Assets               83.9                127.8                  -
Change in the Adjustment to Reserves for
 Future Policy and Contract Benefits                      (72.6)              (297.4)             438.4
Change in Deferred Tax                                    (67.2)              (351.0)              45.2
                                                         ------             --------            -------
   Change in Net Unrealized Gains                        $133.7             $  662.5            $(141.8)
                                                         ======             ========            =======

UNUMProvident Corporation and Subsidiaries


Mortgage Loans

Mortgage loans are impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The recorded investment in mortgage loans considered to be impaired was $20.7 million and $43.4 million, respectively, at December 31, 1998 and 1997. Included in the December 31, 1998 amount of $20.7 million were loans of $9.0 million which had a related allowance for losses of $2.4 million and loans of $11.7 million which had no related allowance for losses. Included in the December 31, 1997 amount of $43.4 million were loans of $20.8 million which had a related allowance for losses of $3.5 million and loans of $22.6 million which had no related allowance for losses.

Investment Valuation Allowances

Changes in the investment valuation allowances were as follows:

                                                         Balance at                                  Balance
                                                         Beginning                                    at End
                                                          of Year     Additions     Deductions       of Year
                                                                          (in millions of dollars)
                                                       ------------------------------------------------------
Year Ended December 31, 1996
  Mortgage Loans                                        $51.2           $ 1.0           $13.5          $38.7
  Real Estate                                            38.2             2.0             3.9           36.3
                                                        -----           -----           -----          -----
    Total                                               $89.4           $ 3.0           $17.4          $75.0
                                                        =====           =====           =====          =====

Year Ended December 31, 1997
  Mortgage Loans                                        $38.7           $ 3.3           $ 7.1          $34.9
  Real Estate                                            36.3            10.6             6.2           40.7
                                                        -----           -----           -----          -----
    Total                                               $75.0           $13.9           $13.3          $75.6
                                                        =====           =====           =====          =====

Year Ended December 31, 1998
  Mortgage Loans                                        $34.9           $ 2.3           $ 4.4          $32.8
  Real Estate                                            40.7            10.5               -           51.2
                                                        -----           -----           -----          -----
    Total                                               $75.6           $12.8           $ 4.4          $84.0
                                                        =====           =====           =====          =====

Additions represent realized investment losses and deductions represent the allowance released upon disposal or restructuring of the related asset.

Net Investment Income

Sources for net investment income are as follows:

                                                                  Year Ended December 31
                                                        1998               1997               1996
                                                                        (in millions of dollars)
                                               -------------------------------------------------------
Fixed Maturity Securities                              $1,708.4           $1,659.8           $1,542.4
Equity Securities                                           0.4                0.4                0.4
Mortgage Loans                                            106.4              121.1              114.7
Real Estate                                                32.5               40.5               45.8
Policy Loans                                              206.5              198.7              193.0
Other Long-term Investments                                 9.8               27.3               11.2
Short-term Investments                                     59.8               31.2               59.7
                                                       --------           --------           --------
   Gross Investment Income                              2,123.8            2,079.0            1,967.2
Less Investment Expenses                                   64.3               38.9               49.3
Less Investment Income on PFA Assets                       24.1               24.4               24.5
                                                       --------           --------           --------
   Net Investment Income                               $2,035.4           $2,015.7           $1,893.4
                                                       ========           ========           ========

UNUMProvident Corporation and Subsidiaries

Note 4--Investments - Continued

Realized Investment Gains and Losses

Realized investment gains (losses) are as follows:

                                                                      Year Ended December 31
                                                             1998            1997             1996
                                                                       (in millions of dollars)
                                                          -------------------------------------------
Fixed Maturity Securities
  Gross Gains                                              $ 71.0             $ 80.8           $ 72.1
  Gross Losses                                              (16.1)             (60.2)           (42.2)
Equity Securities                                             4.2                0.6             (1.3)
Mortgage Loans, Real Estate, and Other Invested Assets       (4.5)              (6.5)             7.0
Derivatives                                                   0.4               (3.2)           (40.8)
                                                           ------             ------           ------
                                                           $ 55.0             $ 11.5           $ (5.2)
                                                           ======             ======           ======

Note 5--Derivative Financial Instruments

The Company uses interest rate swaps, interest rate forward contracts, exchange-traded interest rate futures contracts, and options to hedge interest rate risks and to match assets with its insurance liabilities.

Derivative Risks

The basic types of risks associated with derivatives are market risk (that the value of the derivative will be adversely impacted by changes in the market, primarily the change in interest rates) and credit risk (that the counterparty will not perform according to the terms of the contract). The market risk of the derivatives should generally offset the market risk associated with the hedged financial instrument or liability.

To help limit the credit exposure of the derivatives, the Company has entered into master netting agreements with its counterparties whereby contracts in a gain position can be offset against contracts in a loss position. The Company also typically enters into bilateral, cross-collateralization agreements with its counterparties to help limit the credit exposure of the derivatives. These agreements require the counterparty in a loss position to submit acceptable collateral with the other counterparty in the event the net loss position meets or exceeds an agreed upon amount. The Company's current credit exposure on derivatives, which is limited to the value of those contracts in a net gain position, was $51.9 million at December 31, 1998.

UNUMProvident Corporation and Subsidiaries


Note 5--Derivative Financial Instruments - Continued

Hedging Activity

The table below summarizes by notional amounts the activity for each category of derivatives.

                                             Interest Rate Swaps
                                     ------------------------------------
                                        Receive     Receive      Receive
                                       Variable/    Fixed/Pay   Fixed/Pay
                                       Pay Fixed      Fixed     Variable    Forwards   Futures    Options      Total
                                       ---------    ---------   ---------   --------   --------   --------    --------
                                                                  (in millions of dollars)
                                       -------------------------------------------------------------------------------
Balance at December 31, 1995              $900.0    $       -    $  861.2   $      -   $   15.0   $      -    $1,776.2
   Additions                                   -            -       400.0          -    2,048.3          -     2,448.3
   Terminations                            600.0            -       463.6          -    1,875.1          -     2,938.7
                                       ---------    ---------    --------   --------   --------   --------    --------
Balance at December 31, 1996               300.0            -       797.6          -      188.2          -     1,285.8
   Acquisition of Business--Note 15            -            -         9.4      390.0          -          -       399.4
   Additions                                   -        168.3       420.0          -    1,399.8    2,034.5     4,022.6
   Terminations                            300.0            -       114.6      250.0    1,144.5    1,625.0     3,434.1
                                       ---------    ---------    --------   --------   --------   --------    --------
Balance at December 31, 1997                   -        168.3     1,112.4      140.0      443.5      409.5     2,273.7
   Additions                                   -            -        90.0          -      356.0      207.8       653.8
   Terminations                                -            -       122.4      140.0      688.5      405.0     1,355.9
                                       ---------    ---------    --------   --------   --------   --------    --------
Balance at December 31, 1998           $       -    $   168.3    $1,080.0   $      -   $  111.0   $  212.3    $1,571.6
                                       =========    =========    ========   ========   ========   ========    ========


Additions and terminations reported above for futures and options include roll activity, which is the closing out of an old contract and initiation of a new one when a contract is about to mature but the need for it still exists.

The following table summarizes the timing of anticipated settlements of interest rate swaps outstanding at December 31, 1998, whereby the Company receives a fixed rate and pays a variable rate. The weighted average interest rates assume current market conditions.

                                                                  1999     2000     2001     2002    Total
                                                                          (in millions of dollars)
                                                              ----------------------------------------------
Receive Fixed/Pay Variable:
Notional Value                                                  $320.0   $330.0   $280.0   $150.0   $1,080.0
Weighted Average Receive Rate                                    7.70%    7.30%    7.70%    7.54%      7.56%
Weighted Average Pay Rate                                        5.07%    5.07%    5.07%    5.07%      5.07%

Hedging programs for derivative activity are as follows:

Program 1

The Company has executed a series of cash flow hedges in the individual disability portfolio and the group single premium annuities portfolio. The purpose of these hedges is to lock in the reinvestment rates on future cash flows and protect the Company from the potential adverse impact of declining interest rates on the associated policy reserves. The Company uses futures contracts to partially offset hedges on fixed maturity securities purchased prior to the termination date of interest rate swaps and forwards. The Company also uses futures contracts to replace terminated forwards and interest rate swaps in order to maintain hedges until the fixed maturity securities are purchased.

UNUMProvident Corporation and Subsidiaries


Note 5--Derivative Financial Instruments - Continued

The following table summarizes the hedging activity under this program:

                                                                                                Notional
                                                                                                 Amount
                                                                                               Outstanding         Deferred
                                                                Additions    Terminations     at December 31         Gain
                                                                               (in millions of dollars)
                                                                ------------------------------------------------------------
Individual Disability

1996
Interest Rate Swaps                                             $  200.0        $  225.0            $  470.0           $ 3.6
Futures                                                            144.5           134.5                10.0             3.6
                                                                --------        --------            --------           -----
        Total                                                   $  344.5        $  359.5            $  480.0           $ 7.2
                                                                ========        ========            ========           =====

1997
Interest Rate Swaps                                             $  420.0        $   30.0            $  860.0           $ 1.7
Forwards                                                           390.0           250.0               140.0            23.2
Futures                                                            247.5           214.0                43.5             2.4
Options - U.S. Treasury Interest Rate                              550.0           195.0               355.0             0.1
Options - Interest Rate Swaps                                      850.0           850.0                   -             3.3
                                                                --------        --------            --------           -----
        Total                                                   $2,457.5        $1,539.0            $1,398.5           $30.7
                                                                ========        ========            ========           =====

1998
Interest Rate Swaps                                             $   90.0        $      -            $  950.0           $   -
Forwards                                                               -           140.0                   -            28.2
Futures                                                             50.0            93.5                   -             0.1
Options - U.S. Treasury Interest Rate                              135.0           355.0               135.0             0.4
Credit Options                                                      70.0               -                70.0               -
                                                                --------        --------            --------           -----
        Total                                                   $  345.0        $  588.5            $1,155.0           $28.7
                                                                ========        ========            ========           =====

Group Single Premium Annuities

1996
Interest Rate Swaps                                             $  200.0        $   70.0            $  130.0           $   -
                                                                ========        ========            ========           =====

1997
Interest Rate Swaps                                             $      -        $      -            $  130.0           $   -
Options - Interest Rate Swaps                                      300.0           300.0                   -             0.5
                                                                --------        --------            --------           -----
        Total                                                   $  300.0        $  300.0            $  130.0           $ 0.5
                                                                ========        ========            ========           =====

1998
Interest Rate Swaps                                             $      -        $      -            $  130.0           $   -
                                                                ========        ========            ========           =====

In 1998, 1997, and 1996, the Company amortized into net investment income $1.9 million, $0.6 million, and $0.1 million, respectively, of the deferred gains from this program. Realized investment gains and losses from this program during 1998, 1997 and 1996 were immaterial.

At December 31, 1998 and 1997, the Company had an unrealized gain of $194.0 million and $133.8 million, respectively, on the open interest rate swaps, forwards, and futures. These derivatives are scheduled to be terminated in the years 1999 through 2002 as assets are purchased with the future anticipated cash flows.

UNUMProvident Corporation and Subsidiaries


Note 5--Derivative Financial Instruments - Continued

Program 2

In 1998 and 1997, the Company sold indexed annuity products whereby a portion of the crediting rate on the annuity was based on the performance of the S&P 500 stock index. In order to hedge this fluctuating credit rate, the Company purchased options with the S&P 500 stock index as the underlying item. These options will be settled with a net cash payment to the Company at the expiration date if the S&P 500 index moves above the option contract's strike price; otherwise, no cash payment will take place at expiration. At December 31, 1998, the outstanding notional amount of these options was $7.3 million, and the fair value and carrying amount were $4.2 million.

Program 3

In 1998 and 1997, the Company opened interest rate futures contracts and wrote options on interest rate futures in order to hedge the borrowing rate on the anticipated refinancing of long-term debt (see Note 9). The Company realized a $10.3 million before-tax investment loss when these contracts were terminated. The loss on these contracts was deferred and is being amortized as an adjustment to interest and debt expense.

At December 31, 1998, the Company had no open contracts under this program.

Program 4

The Company routinely uses forwards and futures to protect margins by reducing the risk of changes in interest rates between the time of asset purchase and the associated sale of an asset or sale of new business.

Gains or losses on termination of these forwards and futures are deferred and reported as an adjustment of the carrying amount of the hedged asset or liability and amortized into earnings over the lives of the hedged items. The net deferred gain associated with this activity was $28.9 million and $30.2 million at December 31, 1998 and 1997, respectively.

The deferred gain from this program amortized into income in the consolidated statements of income was $1.3 million, $2.0 million, and $2.2 million for the years ended December 31, 1998, 1997, and 1996, respectively.

At December 31, 1998, the Company had no open contracts under this program.

Program 5

In 1994, the Company announced that it would discontinue the sale of traditional GICs. At that time, the Company decided to convert from a duration matching investment approach to a cash flow matching investment approach for its GIC business. The Company hedged the risk that a rise in interest rates would reduce the price on future sales of assets which would be necessary to fund maturing liabilities by entering into forward interest rate swaps (receive variable/pay fixed).

During 1996, the Company terminated $600.0 million of these forward swaps as scheduled, realizing a $36.1 million before-tax investment loss. In addition, the Company used offsetting futures contracts to partially remove the hedge as fixed maturities were sold prior to the termination date of the interest rate swaps. The Company realized a $5.3 million before-tax investment loss on the termination of these futures contracts. The Company sold $423.0 million of fixed maturity securities associated with this hedge, realizing a $19.6 million before-tax investment gain.

During 1997, the Company terminated the remaining $300.0 million of these forward swaps as scheduled, realizing a $4.1 million before-tax investment loss. In addition, the Company used offsetting futures contracts to partially remove the hedge as fixed maturity securities were sold prior to the termination date of the interest rate swaps. The Company realized a $0.1 million before-tax investment gain on the termination of these futures contracts. The Company sold $302.0 million of fixed maturity securities associated with this hedge, realizing a $4.3 million before-tax investment gain.

At December 31, 1998, the Company had no open contracts under this program.

UNUMProvident Corporation and Subsidiaries


Note 5--Derivative Financial Instruments - Continued

Program 6

In 1997, the Company borrowed (Pounds)100 million ($168.3 million) through a private placement with an investor in the United Kingdom (see Note 9). Upon issuance of the (Pounds)100 million borrowing, the Company entered into currency and interest rate swap agreements that converted the principal amount to U.S. dollars and the interest obligation on the debt from a pound sterling based fixed rate to a U.S. dollar fixed rate. The swap agreement expires in 2007.

Program 7

The Company also uses futures contracts to hedge anticipated cash flows. At December 31, 1998, the outstanding notional amount of these futures was $111.0 million with an unrealized loss of $0.3 million. The deferred gain at December 31, 1998 was immaterial. The Company had no open contracts under this program at December 31, 1997.

Note 6--Value of Business Acquired

A reconciliation of value of business acquired is as follows:

                                                                            1998                       1997
                                                                               (in millions of dollars)
                                                                 --------------------------------------------------
Balance at January 1                                                       $699.0                     $ 63.0
   Acquisition of Business                                                    5.0                      675.0
   Disposition of Business                                                  (90.6)                         -
   Interest Accrued                                                          43.2                       37.6
   Amortization                                                             (81.8)                     (72.1)
   Change in Foreign Currency Translation Adjustment                         (4.3)                      (4.5)
                                                                           ------                     ------
Balance at December 31                                                     $570.5                     $699.0
                                                                           ======                     ======

The estimated net amortization of value of business acquired for each of the next five years is $38.1 million in 1999, $37.1 million in 2000, $36.2 million in 2001, $35.3 million in 2002, and $34.3 million in 2003.

UNUMProvident Corporation and Subsidiaries


Note 7--Liability for Unpaid Claims and Claim Adjustment Expenses

Changes in the liability for unpaid claims and claim adjustment expenses were as follows:

                                                                     1998                1997                1996
                                                                               (in millions of dollars)
                                                            ------------------------------------------------------------
Balance at January 1                                               $12,638.6           $ 8,623.1            $8,080.0
 Less Reinsurance Recoverables                                       1,494.3               753.4               468.8
Less Effect of Unrealized Gains                                        659.3               411.0               644.7
                                                                   ---------           ---------            --------

Net Balance at January 1                                            10,485.0             7,458.7             6,966.5

Acquisition of Business--Note 15                                           -             2,295.4                   -

Incurred Related to:
 Current Year                                                        4,220.9             3,434.9             2,602.6
 Prior Years
   Interest                                                            646.6               585.5               466.2
   Incurred                                                             40.8                42.1                 7.0
                                                                   ---------           ---------            --------

Total Incurred                                                       4,908.3             4,062.5             3,075.8
                                                                   ---------           ---------            --------

Paid Related to:
 Current Year                                                        1,266.7               959.4               858.2
 Prior Years                                                         2,582.3             2,372.2             1,725.4
                                                                   ---------           ---------            --------

Total Paid                                                           3,849.0             3,331.6             2,583.6
                                                                   ---------           ---------            --------

Net Balance at December 31                                          11,544.3            10,485.0             7,458.7
 Plus Reinsurance Recoverables                                       1,614.8             1,494.3               753.4
Plus Effect of Unrealized Gains                                        728.3               659.3               411.0
                                                                   ---------           ---------            --------

Balance at December 31                                             $13,887.4           $12,638.6            $8,623.1
                                                                   =========           =========            ========


The majority of the net balances are related to disabled lives claims with long-tail payouts on which interest earned on assets backing liabilities is an integral part of pricing and reserving. Interest accrued on prior year reserves has been calculated on the opening reserve balance less one-half year's cash payments at the average reserve discount rate used by the Company during 1998, 1997, and 1996.

It is the Company's policy to estimate the ultimate cost of settling claims in each reporting period based upon the information available to management at the time. Actual claim resolution results are monitored and compared to those anticipated in claim reserve assumptions. Claim resolution rate assumptions are based upon industry standards adjusted as appropriate to reflect actual Company experience as well as Company actions which would have a material impact on claim resolutions. Company actions for which plans have been established and committed to by management are factors which would modify past experience in establishing claim reserves. Adjustments to the reserve assumptions will be made if expectations change. Given that insurance products contain inherent risks and uncertainties, the ultimate liability may be more or less than such estimates indicate.

UNUMProvident Corporation and Subsidiaries


Note 7--Liability for Unpaid Claims and Claim Adjustment Expenses - Continued

During the fourth quarter of 1998, the Company recorded a $153.0 million increase in the reserve for individual and group disability claims incurred as of December 31, 1998. Incurred claims include claims known as of that date and an estimate of those claims that have been incurred but not yet reported. Claims that have been incurred but not yet reported are considered liabilities of the Company. These claims are expected to be reported during 1999 and will be affected by the claims operations integration activities. The $153.0 million claim reserve increase represents the estimated value of cash payments to be made to these claimants over the life of the claims as a result of the claims operations integration activities.

Management believes the reserve adjustment was required based upon the integration plans it has in place and to which it has committed and based upon its ability to develop a reasonable estimate of the financial impact of the expected disruption to the claims management process. Claims management is an integral part of the disability operations. Disruptions in that process can create material, short-term increases in claim costs. The merger has had a near-term adverse impact on the efficiency and effectiveness of the Company's claims management function resulting in some delay in claim resolutions and additional claim payments to policyholders. Claims personnel have been distracted from normal claims management activities as a result of planning and implementing the integration of the two companies' claims organizations. In addition, employee turnover and additional training have reduced resources and productivity. An important part of the claims management process is assisting disabled policyholders with rehabilitation efforts. This complex activity is important to the policyholders because it can assist them in returning to productive work and lifestyles more quickly, and it is important to the Company because it shortens the duration of claim payments and thereby reduces the ultimate cost of settling claims.

Immediately following the announcement of the merger and continuing into December of 1998, senior management of the Company worked to develop the strategic direction of the Company's claims organization. As part of the strategic direction, senior management committed claims management personnel to be involved in developing the detailed integration plans and implementing the plans during 1999. Knowing that those involved in the claims operations integration activities would not be available full time to perform their normal claims management functions, management deemed it necessary to anticipate this effect on the claim reserves at December 31, 1998. For the first six months of 1999, approximately 90 claims managers and benefit specialists have spent nearly 40 percent of their time developing the detailed integration plans. Effective with the merger, all claims personnel are expected to be involved in the process of implementing the new work processes and required training. The implementation and training efforts are estimated to require an average of one month of productive time from each of the claims staff between June 30, 1999 and December 31, 1999. Management now believes that implementation and related systems conversions will continue into the second quarter of 2000. However, due to actions taken by management to mitigate effects on resolution rates, the effect on resolution rates is not anticipated to extend beyond the end of 1999. Actions by management to mitigate the effect on resolution rates include aggressive hiring of new claims staff, restrictions on early retirement elections, selective use of personnel for integration planning, and significant communications with staff members.

The reserving process begins with the assumptions indicated by past experience and modifies these assumptions for current trends and other known factors. The Company anticipated the merger-related developments discussed above would generate a significant change in claims department productivity, reducing claim resolution rates, a key assumption when establishing reserves. Management developed actions to mitigate the impact of the merger on claims department productivity, including the hiring of additional claims staff and the restriction of early retirement elections by claims personnel. Where feasible, management also planned to obtain additional claims management resources through outsourcing. All such costs are expensed in the period incurred and are not material in relation to results of operations. Management reviewed its integration plans and the actions intended to mitigate the impact of the integration with claims managers to determine the extent of disruption in normal activities. Considering all of the above, the revised claim resolution rates, as a percentage of original assumptions (i.e., before adjusting for the effect of the claims operations integration activities), are 90 percent for the first and second quarters of 1999, 84 percent for the third quarter, and 89 percent for the fourth quarter of 1999. The revised claim resolution rates for the third quarter and fourth quarter are lower than the first and second quarters because all claims personnel are expected to be involved in the implementation and training efforts. The effect of integration activities on resolution rates is not expected to extend beyond December 31, 1999.

UNUMProvident Corporation and Subsidiaries


Note 7--Liability for Unpaid Claims and Claim Adjustment Expenses - Continued

In order to validate these assumptions, the Company also examined the historical level and pattern of claims management effectiveness as reflected in claim resolution rates for the insurance subsidiaries of The Paul Revere Corporation (Paul Revere) which was acquired in 1997. Subsequent to the Paul Revere acquisition and integration, management has been able to develop experience studies for the Paul Revere business. These studies are prepared for pricing purposes and to identify trends or changes in the business.

These studies, which were not available for the Paul Revere business at the time of the acquisition, allowed management to gain a greater understanding of the impact of the claims integration activities on the claim resolution rates of the Paul Revere business. These studies show that the Paul Revere business experienced a decline in its claim resolution rates from a base in 1995 of 100 percent to 90.4 percent in 1996 and 80.3 percent in 1997. Changes in morbidity and other factors were considered and reviewed to determine that a primary cause of the reduced claim resolution rates was the disruption caused by the change in the claims management process. Although the circumstances of the merger are very different from the Paul Revere acquisition, the claims integration activities are similar, and the Paul Revere experience is relevant. The primary circumstances that created claims disruption for Paul Revere were the initial lack of clarity of the organization, process, and structure, the need to plan for a significant transition to new claims processes, and the training and implementation related to those changes. All of those elements have impacted the Company as a result of the merger. One primary difference is that the duration of the potential disruption in the merger is not expected to be as long as was the case with the Paul Revere acquisition. The Company's revised claim resolution rates assumed for the first two quarters of 1999 were compared to the Paul Revere experience in 1996, the period preceding the acquisition. It was determined that the revised assumptions appeared to be reasonable. During the third and fourth quarters of 1999, the claims integration plans provide for increased activity due to training and implementation of new processes. The Company's revised claim resolution rates for the third and fourth quarters of 1999 were compared to the Paul Revere experience in 1997 during the implementation and training phase of the Paul Revere claims organization when claims resolution rates declined to 80.3 percent of prior levels. Management judged that it was reasonable to assume that the impact to the Company would be less than it was to Paul Revere since some of the Company's claims management practices will not change. The historical experience of Paul Revere provides a statistical reference for the expected experience for the Company when adjusted for the projected effects of the claims integration plans.

In order to evaluate the financial effect of merger-related integration activities, the Company projected the ultimate cost of settling all claims incurred as of December 31, 1998, using the revised claim resolution rates.
This projection was compared to the projection excluding the adjustment to the claim resolution rates to obtain the amount of the charge. The Company reviewed its estimates of the financial impact of the claims operations integration activities with its actuaries and independent auditors.

Claim reserves at December 31, 1998 include $153.0 million as the estimated value of projected additional claim payments resulting from these claims operations integration activities. This reserve increase was reflected as a $142.6 million increase in benefits and reserves for future benefits, and a $10.4 million reduction in other income. The effect of lower claim resolutions emerged quarterly in the amount of $39.2 million and $36.2 million in the first and second quarter of 1999, and is expected to emerge quarterly in the amount of $47.6 million in the third quarter, and $33.0 million in the fourth quarter of 1999. If claim resolutions emerge as expected, there will be no impact to results of operations during 1999. Any variance from the assumptions will be reflected in operations in the current period. The adverse impact of the claims operations integration activities on resolution rates is not expected to continue beyond 1999. As part of the periodic review of claim reserves, management will review the status and execution of the claims operations integration plans with the claims management on a quarterly basis. The review will consider claims operations integration activities planned for future periods and evaluate whether the future planned activities will result in claim resolution rates consistent with those considered in the reserve established at December 31, 1998.

The claim reserves may require further increases or decreases as facts concerning the merger and its effect on benefits to policyholders emerge. Among the factors that could affect the reserve assumptions are the level of employee turnover, timing and complexity of computer system conversions, and the timing and level of training and integration activities of the claims management staff relative to the original integration plans of the Company.

UNUMProvident Corporation and Subsidiaries

Note 8--Federal Income Taxes

A reconciliation of the income tax attributable to continuing operations computed at U.S. federal statutory tax rates to the income tax expense as included in the consolidated statements of income follows:

                                                                                  Year Ended December 31
                                                                       1998                1997                1996
                                                              ----------------------------------------------------------------
Statutory Income Tax Rate                                              35.0%               35.0%               35.0%
Tax-preferred Investment Income                                        (3.1)               (2.5)               (3.7)
Other Items, Net                                                        1.0                 0.1                 1.1
                                                                       ----                ----                ----
Effective Tax Rate                                                     32.9%               32.6%               32.4%
                                                                       ====                ====                ====

Significant components of the Company's deferred federal income tax liability are as follows:

                                                                                             December 31
                                                                                      1998                  1997
                                                                                       (in millions of dollars)
                                                                            ---------------------------------------
Deferred Tax Liability
 Deferred Policy Acquisition Costs                                                  $  361.2              $  307.4
 Bond Market Discount                                                                   15.7                   4.3
 Net Unrealized Investment Gains                                                       592.3                 478.7
 Value of Business Acquired                                                            199.9                 240.8
 Property and Equipment                                                                 19.6                  15.0
 Other                                                                                  52.1                  42.5
                                                                                    --------              --------

 Total Deferred Tax Liability                                                        1,240.8               1,088.7
                                                                                    --------              --------

Deferred Tax Asset
 Reserves                                                                              118.8                 249.4
 Realized Investment Gains and Losses                                                   55.9                  49.3
 Postretirement Benefits                                                                54.5                  53.4
 Other Employee Benefits                                                                38.2                  41.3
 Alternative Minimum Tax Credits                                                        35.2                     -
 Accrued Liabilities                                                                    30.2                  15.0
 Other                                                                                  52.2                  41.3
                                                                                    --------              --------

 Total Deferred Tax Asset                                                              385.0                 449.7
Valuation Allowance for Deferred Tax Asset                                               8.2                   7.0
                                                                                    --------              --------

Net Deferred Tax Asset                                                                 376.8                 442.7
                                                                                    --------              --------

Net Deferred Tax Liability                                                          $  864.0              $  646.0
                                                                                    ========              ========

UNUMProvident Corporation and Subsidiaries

Note 8--Federal Income Taxes - Continued

Under the Life Insurance Company Tax Act of 1959, life companies were required to maintain a policyholders' surplus account containing the accumulated portion of current income which had not been subjected to income tax in the year earned. The Deficit Reduction Act of 1984 requires that no future amounts be added after 1983 to the policyholders' surplus account. Further, any future distributions from the account would become subject to federal income taxes at the general corporate federal income tax rate then in effect. The amount of the policyholders' surplus account at December 31, 1998, is approximately $233.4 million. Future distributions from the policyholders' surplus account are deemed to occur if a statutorily prescribed maximum for the account is less than the value of the account or if dividend distributions exceed the total amount accumulated as currently taxable income in the year earned. If the entire policyholders' surplus account were deemed distributed in 1999, this would result in a tax of approximately $81.7 million. No current or deferred federal income taxes have been provided on these amounts because management considers the conditions under which such taxes would be paid to be remote.

The Company's consolidated statements of income includes the following amounts of income subject to foreign taxation and the related foreign income tax expense:

                                                                                 Year Ended December 31
                                                                      1998                1997               1996
                                                                                (in millions of dollars)
                                                              ----------------------------------------------------------
Income Before Tax Subject to Foreign Taxation                         $76.5              $73.3               $33.9
                                                                      =====              =====               =====

Foreign Income Tax Expense (Credit):
 Current                                                              $26.8              $26.5               $10.4
 Deferred                                                               0.3               (1.5)                4.1
                                                                      -----              -----               -----
  Total                                                               $27.1              $25.0               $14.5
                                                                      =====              =====               =====

The Company's subsidiaries had operating loss carryforwards totaling $15.3 million and alternative minimum tax credit carryforwards totaling $35.2 million as of December 31, 1998. The operating loss carryforwards will expire, if not utilized, in 1999 through 2004; the alternative minimum tax credits do not expire.

Federal income taxes paid during 1998, 1997, and 1996 were $104.8 million, $192.8 million, and $168.9 million, respectively.

UNUMProvident Corporation and Subsidiaries

Note 9--Debt and Company-Obligated Mandatorily Redeemable Preferred Securities

Debt

Short-term debt consists of the following at December 31 (dollars in millions):

                                                                        1998                               1997
                                                        ---------------------------------------------------------------------
                                                                               Weighted                           Weighted
                                                                               Average                            Average
                                                                               Interest                           Interest
                                                              Balance            Rate            Balance            Rate
                                                        ---------------------------------------------------------------------
Commercial Paper                                              $  85.7            5.5%            $  50.9            6.3%
Current Portion of Medium-term Notes Payable                     21.4            7.0                68.0            6.1
Private Placement                                               168.3            5.8                   -              -
Reverse Repurchase Agreements                                    39.4            5.8               150.7            6.4
Other Short-term Debt                                             8.9            1.1                 7.7            1.0
                                                              -------                            -------
   Total                                                      $ 323.7                            $ 277.3
                                                              =======                            =======

Long-term debt consists of the following:

                                                                                             December 31
                                                                                      1998                  1997
                                                                                       (in millions of dollars)
                                                                            --------------------------------------------
Notes @ 6.75% due 2028, callable at or above par                                     $  250.0             $      -
Notes @ 7.25% due 2028, callable at or above par                                        200.0                    -
Notes @ 7.0% due 2018, non-callable                                                     200.0                    -
Notes @ 6.375% due 2005, non-callable                                                   200.0                    -
Monthly Income Debt Securities @ 8.8% due 2025, callable in 2000 at par                 172.5                172.5
Medium-term Notes @ 5.9% to 7.5% due 2000 to 2028, non-callable                         202.7                174.2
Private Placement @ 5.8% due 2007, callable                                                 -                168.3
Borrowing under Revolving Credit Facility with Variable Interest Rate
   based on London Interbank Offered Rate plus a Margin                                     -                725.0
                                                                                     --------             --------
   Total                                                                             $1,225.2             $1,240.0
                                                                                     ========             ========

Of the $1,225.2 million of long-term debt at December 31, 1998, $60.0 million will mature in 2000, $35.0 million will mature in 2002, and $1,130.2 million will mature in 2003 and thereafter.

UNUMProvident Corporation and Subsidiaries

Note 9--Debt and Company-Obligated Mandatorily Redeemable Preferred Securities - Continued

The Company has a committed revolving credit facility totaling $500.0 million, which expires October 1, 2001. The Company's commercial paper program is supported by the revolving credit facility and is available for general liquidity needs, capital expansion, and acquisitions. The committed revolving credit facility contains certain covenants that, among other provisions, require maintenance of certain levels of stockholders' equity and limits on debt levels. In April 1998, the Company entered into a $150.0 million five-year revolving credit facility and a $150.0 million 364-day revolving credit facility with various domestic and international banks. The purpose of these two facilities is for general corporate uses. At December 31, 1998, approximately $714.0 million was available for additional financing under the Company's existing revolving credit facilities.

Interest paid on short-term and long-term debt during 1998, 1997, and 1996 was $100.5 million, $84.7 million, and $57.9 million, respectively.

In 1997, the Company borrowed $168.3 million through a private placement. Subsequent to the date of the consolidated financial statements presented herein, the investor under the terms of the agreement exercised the right to redeem the private placement at par value during the second quarter of 1999. The Company refinanced this debt by issuing $200.0 million of variable rate medium-term notes in June of 1999, due in June of 2000. The notes had an interest rate of 5.135% at June 30, 1999.

Company-Obligated Mandatorily Redeemable Preferred Securities

In March 1998, Provident Financing Trust I, a wholly-owned subsidiary trust of the Company, issued $300.0 million of 7.405% capital securities in a public offering. These capital securities, which mature on March 15, 2038, are fully and unconditionally guaranteed by the Company, have a liquidation value of $1,000 per capital security, and have a mandatory redemption feature under certain circumstances. The Company issued $300.0 million of 7.405% junior subordinated deferrable interest debentures which mature on March 15, 2038, to the subsidiary trust in connection with the capital securities offering. The sole assets of the subsidiary trust are the junior subordinated debt securities.

Interest costs related to these securities are reported in the consolidated statements of income as a component of interest and debt expense. Interest paid on these securities during 1998 was $11.1 million.

UNUMProvident Corporation and Subsidiaries

Note 10--Pensions and Other Postretirement Benefits

The Company sponsors several defined benefit pension and postretirement plans for its employees. The following tables provide the changes in the benefit obligation and fair value of plan assets for the years ended December 31, 1998 and 1997, and statements of the funded status of the plans as of December 31, 1998 and 1997.

                                                                       Pension Benefits              Postretirement Benefits
                                                             -------------------------------------------------------------------
                                                                    1998             1997             1998             1997
                                                                                   (in millions of dollars)
                                                             -------------------------------------------------------------------
Change in Benefit Obligation
Balance at January 1                                               $ 538.6          $ 393.0          $ 125.5          $ 113.2
   Service Cost                                                       23.3             18.1              5.5              3.4
   Interest Cost                                                      38.3             31.9              9.5              7.4
   Plan Amendments                                                       -                -              8.7                -
   Actuarial (Gain) Loss                                              19.1             18.1              9.8             (6.5)
   Acquisition of Business - Note 15                                     -             92.2                -             13.5
   Benefits Paid                                                     (18.6)           (14.7)            (6.9)            (5.5)
                                                                   -------          -------          -------          -------
Balance at December 31                                               600.7            538.6            152.1            125.5
                                                                   -------          -------          -------          -------

Change in Fair Value of Plan Assets
Balance at January 1                                                 705.0            487.9              9.5              8.5
   Actual Return on Plan Assets                                      110.2            144.5              0.5              0.5
   Acquisition of Business - Note 15                                     -             91.4                -                -
   Company Contributions                                              12.8                -              6.8              6.0
   Benefits Paid                                                     (18.6)           (14.7)            (6.9)            (5.5)
   Other Transfers                                                       -             (4.1)               -                -
                                                                   -------          -------          -------          -------
Balance at December 31                                               809.4            705.0              9.9              9.5
                                                                   -------          -------          -------          -------

Funded (Underfunded) Status of the Plans at December 31              208.7            166.4           (142.2)          (116.0)
Unrecognized Net Actuarial Gains                                    (179.5)          (158.9)            (1.4)           (13.2)
Unrecognized Prior Service Cost                                      (20.6)           (23.1)           (13.7)           (24.0)
Unrecognized Net Transition Obligation                                 1.7              2.1                -                -
                                                                   -------          -------          -------          -------
Prepaid (Accrued) Benefit Cost                                     $  10.3          $ (13.5)         $(157.3)         $(153.2)
                                                                   =======          =======          =======          =======

At December 31, 1998, the plan assets included 448,784 shares of the Company's common stock with a fair value of $26.2 million. The amount of dividends paid during 1998 was not material. The weighted average assumptions used in the measurement of the Company's benefit obligation as of December 31, 1998 and 1997 are as follows:

                                                               Pension Benefits                Postretirement Benefits
                                                    -----------------------------------------------------------------------
                                                            1998              1997              1998              1997
                                                    -----------------------------------------------------------------------
 Discount Rate                                                  6.75%             7.25%         6.75%             7.25%
 Expected Return on Plan Assets                         8.50 to 9.25%     8.65 to 9.00%         8.50%             8.50%
 Rate of Compensation Increase                          4.00 to 4.25%     4.65 to 4.75%            -                 -

For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed for 1999 was a range of 5.00% to 8.67%. The rate range was assumed to change gradually to a rate of 5.00% for 2005 and remain at that level thereafter.

UNUMProvident Corporation and Subsidiaries

Note 10--Pensions and Other Postretirement Benefits - Continued

The assumed health care cost trend rate has a significant effect on the amounts reported. A 1% change in the assumed health care cost trend rate would have the following effects:


                                                                              1% Increase          1% Decrease
                                                                                  (in millions of dollars)
                                                                        ------------------------------------------
Effect on the Service and Interest Cost Components of Net
   Periodic Postretirement Health Care Benefit Cost                              $ 1.6               $ (1.4)
Effect on the Health Care Component of the Accumulated
   Postretirement Benefit Obligation                                             $14.1               $(12.6)

The following table provides the components of the net periodic benefit cost (credit) for the plans during 1998, 1997, and 1996.

                                                    Pension Benefits                          Postretirement Benefits
                                     -----------------------------------------------------------------------------------------
                                           1998           1997           1996           1998           1997           1996
                                                                      (in millions of dollars)
                                     -----------------------------------------------------------------------------------------
Service Cost                              $ 23.3         $ 22.0         $ 17.5          $ 5.5          $ 4.1          $ 6.3
Interest Cost                               38.3           35.7           27.7            9.5            8.4            9.5
Expected Return on Plan Assets             (62.8)         (50.6)         (35.9)          (0.8)          (0.7)          (0.7)
Net Amortization and Deferral               (9.2)          (7.1)          (4.9)          (4.0)          (5.3)          (2.8)
                                          ------         ------         ------          -----          -----          -----
Net Periodic Benefit Cost (Credit)        $(10.4)        $    -         $  4.4          $10.2          $ 6.5          $12.3
                                          ======         ======         ======          =====          =====          =====

Note 11--Stockholders' Equity and Earnings Per Share

Stockholders' Equity

In accordance with the restated certificate of incorporation, the Company has 25,000,000 shares of preferred stock authorized with a par value of $0.10 per share. No preferred shares have been issued to date.

During February 1998, the Company redeemed its 8.10% cumulative preferred stock outstanding of $156.2 million at $150 per share equivalent to $25 per depositary share. At December 31, 1997, there were 6,249,202 shares issued and outstanding.

UNUMProvident Corporation and Subsidiaries

Note 11--Stockholders' Equity and Earnings Per Share - Continued

In March 1997 and July 1997, the Boards of Directors of UNUM and Provident, respectively, authorized two-for-one stock splits. These stock splits were effected in the form of stock dividends distributed in 1997. As a result of this action, $11.9 million was transferred from additional paid-in capital to common stock. Historical share and per share amounts in the consolidated financial statements and notes thereto reflect these stock splits.

Earnings Per Common Share

The computations of earnings per common share and earnings per common share assuming dilution are as follows:

                                                                                 Year Ended December 31
                                                                      1998                1997                1996
                                                                      (in millions of dollars, except share data)
                                                             ------------------------------------------------------------
Numerator
   Net Income                                                      $    617.4          $    617.6          $    383.6
   Preferred Stock Dividends                                              1.9                12.7                12.7
                                                                   ----------          ----------          ----------
   Income Available to Common Stockholders                         $    615.5          $    604.9          $    370.9
                                                                   ==========          ==========          ==========

Denominator (000s)
   Weighted Average Common Shares - Basic                           236,975.2           230,741.2           212,401.5
   Dilution for Assumed Exercise of Stock Options                     5,373.7             5,077.0             2,899.6
                                                                   ----------          ----------          ----------
   Weighted Average Common Shares - Assuming Dilution               242,348.9           235,818.2           215,301.1
                                                                   ==========          ==========          ==========

Earnings Per Common Share - Basic                                  $     2.60          $     2.62          $     1.75
                                                                   ==========          ==========          ==========

Earnings Per Common Share - Assuming Dilution                      $     2.54          $     2.57          $     1.72
                                                                   ==========          ==========          ==========

Options to purchase approximately 2.4 million on common shares in 1998 were not considered dilutive because the options' exercise prices were greater than the average market price. These options were excluded from the calculation of earnings per common share assuming dilution. Nondilutive options excluded from the calculation of earnings per common share assuming dilution for 1997 and 1996 were immaterial.

Note 12--Incentive Compensation and Stock Purchase Plans

Annual Incentive Compensation

The Company has several annual incentive plans for certain employees and executive officers that are designed to encourage achievement of certain goals. Compensation cost recognized in the consolidated statements of income for annual incentive plans is $38.1 million, $43.6 million, and $45.3 million for 1998, 1997, and 1996, respectively.

Stock Plans

Under the Stock Plan of 1999 (Stock Plan), the Company has available up to 7,500,000 shares of common stock for awards to its employees, officers, producers, and directors. Awards may be in the form of stock options, stock appreciation rights, restricted stock awards, dividend equivalent awards, or any other right or interest relating to stock. The number of shares available to be issued as restricted stock or unrestricted stock awards is limited to 2,250,000 shares. The exercise price for stock options issued under the stock Plan shall not be less than the fair market value of the Company's stock as of the date. The options have a maximum term of ten years after the date of grant.

UNUMProvident Corporation and Subsidiaries

Prior to the Stock Plan, the Company had various stock option and stock award programs. For all stock option plans the exercise price of each option was not less than the fair market value of the Company's stock at the date of grant. In accordance with stock plan provisions, outstanding stock options and restricted stock became immediately exerciseable as a result of a change in control (see
Note 2).

Summaries of the Company's stock options issued under the various plans are as follows:

                                         1998                                    1997                              1996
                             ----------------------------      -----------------------------     -----------------------------
                              Shares    Weighted Average         Shares    Weighted Average        Shares    Weighted Average
                              (000s)     Exercise Price          (000s)     Exercise Price         (000s)     Exercise Price
                             ---------  -----------------      ---------  ------------------     ---------  ------------------
Outstanding at January 1       15,516         $26.01             13,833          $21.90            12,802          $20.17
   Granted                      2,406          51.68              4,587           36.09             3,144           27.55
   Exercised                   (2,402)         22.45             (2,028)          20.44            (1,509)          18.50
   Forfeited or Expired          (497)         34.89               (876)          27.92              (604)          23.13
                               ------                            ------                            ------
Outstanding at December 31     15,023          30.43             15,516           26.01            13,833           21.90
                               ======                            ======                            ======

                                                         December 31, 1998
                --------------------------------------------------------------------------------------------
                                  Options Outstanding                             Options Exercisable
                ------------------------------------------------------   -----------------------------------
                                   Weighted Average
Range of              Shares          Remaining      Weighted Average          Shares       Weighted Average
Exercise Prices       (000s)       Contractual Life   Exercise Price           (000s)        Exercise Price
----------------  --------------   ----------------  -----------------   ----------------   ----------------
$10 to 15             1,457              2.7            $    14.33            1,457           $     14.33
 16 to 24             3,945              5.6                 19.85            2,336                 20.14
 25 to 37             5,332              6.8                 30.22            2,901                 28.61
 38 to 58             4,289              8.6                 45.90              582                 39.12
                  --------------                                         ----------------
 10 to 58            15,023              6.6                 30.43            7,276                 23.87
                  ==============                                         ================

The Company granted 145,180, 419,639 and 186,600 shares of restricted stock to certain employees during 1998, 1997, and 1996 with a weighted average grant date fair value of $52.05, $38.11 and $29.68 per common share, respectively.

Employee Stock Purchase Plan (ESPP)

Substantially all of the Provident employees were eligible to participate in an ESPP. Under the plan, up to 1,460,000 shares of the Company's common shares are authorized for issuance. Stock may be purchased at the end of each financial quarter at a purchase price of 85 percent of the lower of its beginning or end of quarter market prices. The Company sold 75,575, 79,423, and 50,094 shares to employees with a weighted average exercise price of $39.00, $33.74, and $20.11 per share in 1998, 1997, and 1996, respectively.

UNUMProvident Corporation and Subsidiaries


Compensation Cost Under the Fair Value Approach (SFAS 123)

The Company applies Opinion 25 and related interpretations in accounting for the stock option plans and ESPP. Accordingly, no compensation costs has been recognized for these plans. Compensation cost for the Company's stock option plans and ESPP under the fair value approach was estimated as of the grant date using Black-Scholes option pricing models. Assumptions used in estimating compensation cost for UNUM plans were as follows:

                                                                           Year Ended December 31
                                                         1998                       1997                       1996
                                                   ---------------------------------------------------------------------
Volatility                                          23.8% to 26.4%             22.7% to 24.2%             23.1% to 24.8%
Risk-free Rate of Return                             4.2% to 5.3%               5.7% to 6.8%               5.2% to 6.5%
Dividend Payout Rate                                     1.0%                       1.0%                       1.5%
Time of Exercise                                     4 to 8 years               4 to 8 years               4 to 8 years
Weighted Average Fair Value of
    Options Granted During the Year                     $12.88                      $8.56                      $6.92


The weighted average assumptions used in estimating compensation cost for Provident plans were as follows:

                                                                                     Year Ended December 31
                                                                          1998                1997                1996
                                                                 -----------------------------------------------------------
Volatility                                                                17.9%               18.0%               18.2%
Risk-free Rate of Return                                                   5.6%                6.5%                5.7%
Dividend Payout Rate Per Share                                          $0.548              $0.493              $0.493
Time of Exercise
 Stock Option Plan
  Executives                                                            8 years             7 years             7 years
  Non-executives                                                        7 years             6 years             6 years
 ESPP                                                                  3 months            3 months            3 months
Weighted Average Fair Value of Awards Granted During the Year
 Stock Option Plan                                                       $14.59              $10.08              $ 5.04
 ESPP                                                                    $ 9.51              $ 7.70              $ 4.63

Had compensation cost for these plans been determined in accordance with the provisions of SFAS 123, the Company's net income and earnings per common share would have been as follows:

                                                                                   Year Ended December 31
                                                                         1998               1997               1996
                                                                         (in millions of dollars, except share data)
                                                                 ---------------------------------------------------------
Net Income                                                              $608.5             $603.0             $375.5
Earnings Per Common Share - Basic                                         2.56               2.56               1.71
Earnings Per Common Share - Assuming Dilution                             2.51               2.51               1.69

Unrecognized compensation cost under SFAS 123 for options which had not vested at December 31, 1998 was $27.0 million after tax.

UNUMProvident Corporation and Subsidiaries


Limited Stock Appreciation Rights (LSARs)

Between 1991 and 1994, certain officers of the Company were granted LSARs in conjunction with their options for those years. An LSAR is meant to compensate an officer if the associated option loses value due to a change in control by allowing the officer to receive payment for the difference between the option exercise price and the higher of (a) the highest price paid per share in connection with the change in control or (b) the highest fair market value per share as reported at any time during the 60 day period preceding the change in control. As an underlying stock option is exercised, the LSARs are automatically cancelled. The LSARs were amended such that the merger of UNUM and Provident would not be considered a change of control. At December 31, 1998, 1997, and 1996, there were 495,750, 557,800, and 796,600 LSARs outstanding, respectively.

Note 13--Reinsurance

The Company routinely assumes and cedes reinsurance with other insurance companies. The primary purpose of ceded reinsurance is to limit losses from large exposures; however, if the assuming reinsurer is unable to meet its obligations, the Company remains contingently liable. The Company evaluates the financial condition of reinsurers and monitors concentration of credit risk to minimize this exposure. The reinsurance receivable at December 31, 1998, relates to approximately 98 reinsurance relationships. Of the seven major relationships which account for approximately 80 percent of the reinsurance receivable amount at December 31, 1998, five are with companies rated A+ or better by either the A.M. Best Company or Standard & Poor's, and the other two are fully securitized by investment-grade fixed maturity securities held in trust.

Reinsurance activity is accounted for on a basis consistent with the terms of the reinsurance contracts and the accounting used for the original policies issued. Premium income and policyholder benefits are presented in the supplemental consolidated statements of income net of reinsurance ceded. The total amounts supplemental deducted for reinsurance ceded are as follows:

                                                                                   Year Ended December 31
                                                                         1998               1997               1996
                                                                                  (in millions of dollars)
                                                                 ---------------------------------------------------------
Premium Income                                                          $544.5             $673.2             $411.9
Policyholder Benefits                                                    575.2              596.0              382.7

Premium income assumed was $525.2 million, $456.0 million, and $304.4 million during 1998, 1997, and 1996, respectively.

Centre Life Reinsurance Limited

In 1996, the Company executed a definitive reinsurance agreement with Centre Life Reinsurance Limited (Centre Re), a Bermuda-based reinsurance specialist, for reinsurance coverage of the existing United States non-cancellable individual active life reserves of one of the Company's insurance subsidiaries, UNUM Life Insurance Company of America. This agreement reinsures all claims incurred on or after January 1, 1996. Under the agreement, Centre Re has an obligation to absorb losses within a defined risk layer. The Company retains the risk for all experience up to Centre Re's defined risk layer, or attachment point. Once the attachment point is reached, Centre Re assumes the risk for all experience up to a contractually defined risk limit. Any experience above Centre Re's defined risk limit reverts back to the Company. As of December 31, 1998, the attachment point had not been reached.

The following discloses the various layers in the agreement at December 31, 1998 (in millions of dollars):

          Net GAAP Reserves                                    $486
          Experience Layer                                      249
                                                               ----
           Attachment Point                                     735
          Centre Re's Defined Risk Layer                        235
                                                               ----
           Defined Risk Limit                                  $970
                                                               ====

UNUMProvident Corporation and Subsidiaries


Note 13--Reinsurance - Continued

Under this agreement, the Company funds a trust account equal to the amount of the Company's exposure. This trust account provides security for amounts due by the Company prior to reaching the attachment point. The Company controls the management of the business, including premium collection and claims management, under this agreement. All premiums, less amounts for management expenses and claim payments, are transferred to the trust account on a quarterly basis. The Company also acts as the investment manager for 80 percent of the assets in the trust with Centre Re managing the remaining 20 percent.

This reinsurance agreement transfers risk and is accounted for as a long-duration reinsurance contract in accordance with the provisions of SFAS No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts. The underlying operating results of this contract are reflected in other income, and any realized gains or losses from sales of assets are reflected as realized investment gains and losses in the Company's consolidated statements of income.

Included in other assets in the consolidated statements of financial condition at December 31, 1998, is a deposit asset of approximately $419.0 million. The deposit asset is comprised of the Company's experience layer and unrealized gains or losses on the marketable securities held in the trust. Unrealized gains or losses on marketable securities held in the trust and the related effects on claim reserves are included in other comprehensive income in the equity section of the Company's consolidated statements of financial condition.

In 1994, the Company recorded a premium deficiency reserve strengthening related to this subsequently reinsured non-cancellable individual disability block of business. The reinsurance fees due Centre Re are expenses that were not contemplated when reserves were strengthened in 1994. Since these fees would have caused this reinsured block of business to be in a loss situation, the Company recognized a before tax charge of $49.7 million when the agreement was executed during 1996. The charge represented the present value of the anticipated minimum amount of fees to be paid to Centre Re under the reinsurance agreement for a period of six years. The Company has the right, but no obligation, to recapture the business after six years without penalty. The Company paid $9.4 million in fees to Centre Re during 1998 and 1997.

Reinsurance Pools and Management

Subsequent to the date of the consolidated financial statements presented herein, the Company during the first quarter of 1999 recognized a before-tax charge of $101.1 million ($88.0 million after tax) relating to its reinsurance businesses. The charge consisted of the following:

Lloyd's of London Estimated Losses

The periodic method of accounting is followed for Lloyd's syndicate participation, which requires the premiums be recognized as revenue over the policy term and claims, including the estimate of claims incurred but not reported, to be recognized as incurred. During the first quarter of 1999, the Company received more information about the Lloyd's market from various sources, including managing agents/underwriters syndicate reports and published information from Moody's Investors Service. The information received indicated significant deterioration in the loss experience of open years of account primarily related to significant losses in certain syndicates (space and aviation, accident and health, and other non-marine classes of business) and continued pressure on the pricing of insurance coverage provided by the Lloyd's market. In addition, the Company discussed projected results of the Lloyd's market with the underwriters of the syndicates that are managed through a subsidiary of the Company. These projected results also indicated future deterioration of the open years of account. Using this information and recent experience with prior revisions of estimated losses in this business, the Company performed a review of its claim reserve liabilities related to its open years of account.

The review of estimates related to open years of account was performed based on a periodic review of these estimates as information was received from the Lloyd's syndicates. The review resulted in revised best estimates of the expected ultimate profit (loss) for each open year of account, which were significantly below the levels

UNUMProvident Corporation and Subsidiaries


Note 13--Reinsurance - Continued

estimated in 1998. The resulting charge to earnings in the amount of $44.0 million was reflected in the Company's income in the first quarter of 1999 for the open years of account 1996 through 1999. In addition to the risk participation charge, the Company recorded a charge of $1.5 million, which represented the reduction of previously recognized profit commissions related to the Lloyd's management company operations.

Reinsurance Facility Losses

As a result of the review performed on the Lloyd's syndicates discussed above and other third party publicized reinsurance exposures, the Company undertook a periodic review of certain other reinsurance facilities related to new information regarding the ultimate cost of settling claims. The reinsurance pool business consists of more than 20 different pool facilities, the majority of which are managed by the subsidiary Duncanson & Holt, Inc. and a few which are managed by third parties. Reserve assumptions are periodically reviewed to support the determination of the ultimate cost of settling claims for certain reinsurance pools. During the first quarter of 1999, the Company reviewed the actuarial assumptions used to set reserves for certain reinsurance facilities based on the most current information available from the reinsurance pool managers. The Company also received new information pertaining to a reinsurance pool managed by a third party that indicated a reserve increase was required. The Company relied primarily on the third party pool manager's judgement and recorded its portion of the reserve as reflected in the reinsurance pool statement from the third party pool manager. The new information received from the managed facilities and the third party facility indicated deterioration in loss experience, primarily related to a longer duration of claims and increased incidence of new claims in certain facilities. The result of these reviews was an increase to claim reserves of $28.6 million, which was recorded in the first quarter of 1999. The Company determined that the increase to reserves was needed based on revised actuarial assumptions to reflect current and expected trends in claims experience and expenses.

Goodwill Impairment

When an event or change in circumstance occurs that indicates the recoverability of an asset should be assessed for impairment, a recoverability test is performed to determine if an impairment has occurred. Following the poor results of the reinsurance businesses in the first quarter of 1999, the Company updated the goodwill recoverability test using the most current results and forecasts. The goodwill recoverability test used the held for use model that compares the undiscounted cash flows of these businesses to determine whether those cash flows can recover the unamortized goodwill. After factoring in the first quarter results and current revised forecasts due to recent poor performance for these businesses, future undiscounted cash flows were insufficient to recover the entire goodwill amount, indicating that the goodwill was impaired. Goodwill recoverability testing of these businesses performed prior to March 31, 1999, had indicated that the goodwill was not impaired.

As a result of the impairment, the Company calculated the estimated fair value of these businesses. In estimating the fair value, two valuation techniques were utilized, a discounted free cash flow model and a multiple of earnings model. The Company believed that these valuation techniques were appropriate for this type of business as these techniques were what the Company would use in evaluating a potential acquisition of this type of business. The results of the two valuation techniques created a range of fair values from $47.0 million to $64.0 million. The Company evaluated the range of values produced by the valuation techniques and using internal management judgement of the potential liquidation value, the Company determined its best estimate of fair value of its investment to be the midpoint of the range, or $55.0 million. The estimated fair value of $55.0 million was compared to $82.0 million of book value for the investment, resulting in a write-down of goodwill in the amount of $27.0 million in the first quarter of 1999.

Also, subsequent to the date of the consolidated financial statements presented herein, the Company in the second quarter of 1999 stated its intent to sell its reinsurance management operations, assuming the transaction would achieve the Company's financial objectives. The Company estimated the fair value of the operations using the held-for-sale model, which compares the carrying value of the asset with the fair value less costs to sell the asset. This resulted in an additional write-down of goodwill in the amount of $2.0 million before and after tax during the second quarter of 1999.

UNUMProvident Corporation and Subsidiaries


Note 13--Reinsurance - Continued

Information received in August 1999 indicates that in certain reinsurance pools there are disputes among the pool members and reinsurance participants concerning the scope of their obligations and liabilities within the complex pool arrangements, including a pool for which a subsidiary of the Company acted as pool underwriting agent and another subsidiary is a pool member. It is likely that the Company's agent subsidiary will be brought into a dispute, arbitration, or litigation with other pool members or reinsurers of the pool for which it acted as agent and which have been subject to a recent arbitration proceeding, but it is unclear what exposure the Company's subsidiary may ultimately have to share in losses of pool members or reinsurers because of the subsidiary's activities as agent in placing reinsurance.

Other Reinsurance

In 1995, the Company entered into an indemnity and assumption reinsurance agreement with another insurance company in connection with the sale of the group medical business. Total premium income and policy and contract benefits ceded under this reinsurance agreement were $41.7 million and $33.3 million, respectively, for the year ended December 31, 1998, $182.9 million and $153.8 million, respectively, for the year ended December 31, 1997, and $224.6 million and $188.5 million, respectively, for the year ended December 31, 1996. Substantially all of the business reinsured under the indemnity reinsurance agreement was assumptively reinsured effective April 1, 1998.

UNUMProvident Corporation and Subsidiaries

Note 14--Segment Information

Selected data by segment is as follows:

                                                                                        Year Ended December 31
                                                                                1998             1997             1996
                                                                                       (in millions of dollars)
                                                                         --------------------------------------------------
Premium Income
 Employee Benefits                                                            $ 3,364.4        $ 2,810.1         $2,277.6
 Individual                                                                     1,675.4          1,480.3          1,105.9
 Voluntary Benefits                                                               666.7            626.6            583.6
 Other                                                                            422.5            376.1            321.7
                                                                              ---------        ---------         --------
                                                                                6,129.0          5,293.1          4,288.8
Net Investment Income and Other Income
 Employee Benefits                                                                661.0            599.8            451.6
 Individual                                                                       895.2            772.3            527.1
 Voluntary Benefits                                                               103.7             93.9             80.1
 Other                                                                            643.7            877.1            943.6
 Corporate                                                                         31.7             29.6             39.2
                                                                              ---------        ---------         --------
                                                                                2,335.3          2,372.7          2,041.6
Total Revenue (Excluding Net Realized Investment Gains and Losses)
 Employee Benefits                                                              4,025.4          3,409.9          2,729.2
 Individual                                                                     2,570.6          2,252.6          1,633.0
 Voluntary Benefits                                                               770.4            720.5            663.7
 Other                                                                          1,066.2          1,253.2          1,265.3
 Corporate                                                                         31.7             29.6             39.2
                                                                              ---------        ---------         --------
                                                                                8,464.3          7,665.8          6,330.4
Benefits and Expenses
 Employee Benefits                                                              3,489.1          2,940.4          2,354.3
 Individual                                                                     2,348.0          2,012.5          1,553.2
 Voluntary Benefits                                                               639.3            610.4            562.5
 Other                                                                            965.5          1,096.0          1,189.4
 Corporate                                                                        157.2            101.3             98.0
                                                                              ---------        ---------         --------
                                                                                7,599.1          6,760.6          5,757.4
Income (Loss) Before Net Realized Investment Gains
and Losses and Federal Income Taxes
 Employee Benefits                                                                536.3            469.5            374.9
 Individual                                                                       222.6            240.1             79.8
 Voluntary Benefits                                                               131.1            110.1            101.2
 Other                                                                            100.7            157.2             75.9
 Corporate                                                                       (125.5)           (71.7)           (58.8)
                                                                              ---------        ---------         --------
                                                                                  865.2            905.2            573.0
Net Realized Investment Gains (Losses)                                             55.0             11.5             (5.2)
                                                                              ---------        ---------         --------
Income Before Federal Income Taxes                                                920.2            916.7            567.8
Federal Income Taxes                                                              302.8            299.1            184.2
                                                                              ---------        ---------         --------
Net Income                                                                    $   617.4        $   617.6         $  383.6
                                                                              =========        =========         ========

Assets
 Employee Benefits                                                            $ 9,275.7        $ 8,174.1
 Individual                                                                    15,887.7         14,870.9
 Voluntary Benefits                                                             2,057.3          1,827.1
 Other                                                                          9,610.2         10,613.0
 Corporate                                                                      1,771.3          1,555.0
                                                                              ---------        ---------
                                                                              $38,602.2        $37,040.1
                                                                              =========        =========

UNUMProvident Corporation and Subsidiaries


Note 14--Segment Information - Continued

Included in benefits and expenses above is amortization of deferred policy acquisition costs, value of business acquired, and goodwill. Amortization of these items by segment is as follows:

                                            Year Ended December 31
                                      1998           1997           1996
                                           (in millions of dollars)
                                   ------------------------------------------
 Employee Benefits                   $ 85.2         $ 69.3         $ 60.6
 Individual                           108.4           95.8          113.5
 Voluntary Benefits                   101.6           88.3           78.1
 Other                                120.9           82.4           38.6
 Corporate                             28.0           18.2            6.3
                                     ------         ------         ------
                                     $444.1         $354.0         $297.1
                                     ======         ======         ======

Note 15--Acquisition of Business

GENEX Services, Inc.

On February 28, 1997, the Company acquired GENEX Services, Inc. and GENEX Services of Canada, Inc. (GENEX) at a price of $70.0 million. GENEX is a provider of case management, vocational rehabilitation, and related services to corporations, third party administrators, and insurance companies. These services are utilized in the management of disability and worker's compensation cases. The acquisition, financed through borrowings on the Company's revolving credit facility, was accounted for by the purchase method. The fair values of the assets acquired and liabilities assumed were $17.9 million and $8.9 million, respectively. The purchase price has been allocated to goodwill and will be amortized on a straight-line basis over a 25 year period. The consolidated financial statements include the operating results of GENEX from March 1, 1997.

The Paul Revere Corporation

On March 27, 1997, the Company acquired Paul Revere, a provider of life and disability insurance products, at a price of approximately $1.2 billion. The transaction was financed through common equity issued to Zurich Insurance Company, a Swiss insurer, and its affiliates in the amount of $300.0 million (13,904,763 shares of common stock), common equity of $437.5 million (17,038,200 shares of common stock) and cash of $2.5 million issued to Paul Revere shareholders, internally generated funds of $145.0 million, and borrowings on the Company's revolving credit facility of $305.0 million. The acquisition was accounted for by the purchase method. The fair values of the assets acquired and liabilities assumed were $6,667.9 million and $6,809.1 million, respectively. The purchase price has been allocated principally to the value of business acquired with the remainder being allocated to goodwill. The interest rate used to determine the value of business acquired for traditional products was the reserve discount rate. The interest rate used for interest-sensitive products was based on the current interest rate credited on account values. The value of business acquired will be amortized with interest based on premium income for the traditional individual life and disability products and on the estimates of future gross profits for interest-sensitive individual life products. Goodwill will be amortized on a straight-line basis over a 40 year period. The consolidated financial statements include the operating results of Paul Revere from April 1, 1997.

The purchase price allocation at the date of acquisition was preliminary. The initial purchase price allocation consisted of adjustments of $188 million to reflect changes in the reserve assumptions including those for interest rates, the inclusion of overhead expenses, the addition of provisions for adverse deviation, and an adjustment to conform to the Company's reserving methods. The provisions for adverse deviation allow for possible unfavorable deviations from assumptions, such as mortality, morbidity, interest, persistency, and expenses. The provisions for adverse deviation are an integral part of each assumption underlying the reserves held by the Company. Individual disability insurance contracts are long duration

UNUMProvident Corporation and Subsidiaries


Note 15--Acquisition of Business - Continued

contracts that may remain in force for as long as thirty to fifty years. As actual experience with respect to assumptions such as mortality, morbidity, interest, persistency, and expenses varies from that assumed in the initial purchase accounting reserves, it will be reflected in income at that time. At March 27, 1997, the reserve assumptions had been established; however, the ability to fully apply those assumptions was incomplete as the necessary models and databases were not completely developed. Subsequent to the date of the acquisition, the Company continued to gather and analyze additional data and refine models and application of the assumptions in order to estimate the fair value of assets and liabilities acquired. In estimating the fair value of reserve liabilities, the Company segmented reserves by certain characteristics such as occupation, age, benefit period, issue year, etc. that were in much more detail than that used by Paul Revere. The most significant changes from Paul Revere's approach were related to applying more detailed assumptions for benefit periods. The Company segments its reserves by lifetime-benefit period and non-lifetime-benefit period recognizing the important difference in these contract provisions. The Company needed time to complete the purchase price allocation. The purchase price allocation was completed in the fourth quarter of 1997 and resulted in an increase in reserves of $157.8 million from that included in the original purchase price allocation. The primary increases were related to revaluing policy liabilities in accordance with Accounting Principles Board Opinion No. 16, Business Combinations. The final purchase price allocation also resulted in an increase in goodwill of $151.5 million from the original purchase price allocation. The purchase price allocation and subsequent adjustments are shown below by major balance sheet category.

                                                                                         March 31, 1997
                                                                    -------------------------------------------------------
                                                                          Initial          Subsequent           Final
                                                                         Balance as        Adjustment         Balance as
                                                                        Reported by        to Purchase       Reported by
                                                                        The Company        Allocation        the Company
                                                                                    (in millions of dollars)
                                                                    -------------------------------------------------------
Assets
Total Investments                                                         $5,723.1            $ 22.9           $5,746.0
Deferred Federal Income Tax Asset                                            107.3              56.8              164.1
Value of Business Acquired                                                   672.1             (24.1)             648.0
Goodwill                                                                     531.7             151.5              683.2
All Other Assets                                                             749.6               8.2              757.8
                                                                          --------            ------           --------

   Total Assets                                                           $7,783.8            $215.3           $7,999.1
                                                                          ========            ======           ========

Liabilities and Stockholders' Equity
Policy and Contract Benefits, Reserves for Future Policy
 and Contract Benefits, and Unearned Premiums                             $4,302.2            $157.8           $4,460.0
Other Policyholders' Funds                                                 1,985.9              51.4            2,037.3
All Other Liabilities                                                        305.7               6.1              311.8
                                                                          --------            ------           --------

   Total Liabilities                                                       6,593.8             215.3            6,809.1

Stockholders' Equity                                                       1,190.0                 -            1,190.0
                                                                          --------            ------           --------

   Total Liabilities and Stockholders' Equity                             $7,783.8            $215.3           $7,999.1
                                                                          ========            ======           ========

Subsequent to the initial valuation, certain not readily marketable investments were sold for $22.9 million more than originally estimated. Under purchase accounting the $22.9 million is required to be recorded as an offset to goodwill by increasing the market values originally assumed.

UNUMProvident Corporation and Subsidiaries


Note 15--Acquisition of Business - Continued

The adjustments to policy and contract benefits, reserves for future policy and contract benefits, and unearned premiums; other policyholders' funds; and value of business acquired reflect the use of the Company's reserve assumptions which were established at March 31, 1997. These assumptions include provisions for adverse deviation and give effect to the inclusion of overhead expense which Paul Revere was not permitted to do under generally accepted accounting principles at September 30, 1996 when the premium deficiency charge was recorded. Subsequent to the initial valuation run, the valuation models were updated to conform to the Company's approach using more detailed models than used by Paul Revere. The offset to these adjustments was to the value of business acquired and goodwill. The reserve assumptions were established at March 31, 1997 and were held constant as the models were updated.

The adjustment to all other liabilities primarily reflects the reclassification of certain amounts between balance sheet categories to reflect the Company's reporting practices. The adjustment to the deferred federal income tax asset reflects the tax impact of the adjustments recorded for the various asset and liability categories. Goodwill is the offsetting adjustment for the changes noted above.

Pro Forma Results

The following pro forma results of operations for the years ended December 31, 1997 and 1996, give effect to the acquisitions and the related financing arrangements, including the acquisition of debt and issuance of common stock equity. The pro forma results of operations, prepared from historical financial results of operations of the Company, Paul Revere, and GENEX, with such adjustments as are necessary to present the results of operations as if the acquisitions had occurred as of the beginning of each year presented, are as follows:

                                                                                        Year Ended December 31
                                                                                     1997                   1996
                                                                             (in millions of dollars, except share data)
                                                                           ----------------------------------------------
Revenue Excluding Net Realized Investment Gains and Losses                         $8,085.8               $7,960.1
Revenue Including Net Realized Investment Gains and Losses                          8,133.7                8,003.5
Income Before Net Realized Investment Gains and Losses
  and Federal Income Taxes                                                            917.2                  256.9

Income Before Federal Income Taxes                                                    965.1                  300.3
Net Income                                                                            646.6                  200.9

Earnings Per Common Share - Basic                                                      2.66                   0.77
Earnings Per Common Share - Assuming Dilution                                          2.61                   0.76

In 1996, Paul Revere strengthened reserves in its individual disability segment by $380.0 million before income taxes, which resulted in a decrease in net income of $244.3 million ($0.99 per common share assuming dilution). The reserve strengthening resulted from a comprehensive study, completed in October 1996, of the adequacy the individual disability reserves under generally accepted accounting principles.

Note 16--Sales of Portions of Lines of Business

In December 1997, the Company entered into an agreement with American General Corporation (American General) under which various affiliates of American General agreed to acquire certain assets and assume certain liabilities of Provident's individual and tax-sheltered annuity business. In addition, American General acquired a number of miscellaneous group pension lines of business which were no longer actively marketed by Provident. The sale was completed during the second quarter of 1998.

UNUMProvident Corporation and Subsidiaries


Note 16--Sales of Portions of Lines of Business - Continued

In consideration for the transfer of statutory reserves, American General paid the Company a ceding commission of $58.0 million. In connection with the sale, the Company wrote off $18.7 million of goodwill associated with the annuity business acquired from Paul Revere. Total liabilities of $2,518.9 million were assumed by American General, and total assets, excluding the resulting reinsurance receivable, decreased $2,506.7 million. The gain recognized at the time of the sale increased 1998 operating earnings by $12.2 million before tax and $1.4 million after tax. Total revenue and income before federal income taxes for the annuity business sold were $152.7 million and $23.7 million, respectively, in 1997 and $24.6 and $0.1 million, respectively, in 1996. Included in these amounts were net realized investment gains of $8.0 million in 1997 and $0.5 million in 1996.

In the fourth quarter of 1996, the Company sold certain of UNUM's tax-sheltered annuity businesses to various affiliates of Lincoln National Corporation (Lincoln). For those contractholders who consented, the contracts were reinsured on an assumption basis which legally releases the Company from future contractual obligations to the respective contractholders. For those contractholders who have not given consent to the assumption of reinsurance, the Company recorded a deposit asset representing the assets which support those contracts. At December 31, 1998, the deposit asset related to those contractholders was approximately $257.0 million.

To effect the sale of this business, the Company transferred assets of approximately $2,690.0 million into a trust account held for the benefit of Lincoln. The sale resulted in a deferred before-tax gain of $80.8 million, of which $72.6 million before tax and $47.0 million after tax was recognized during 1997.

Note 17--Commitments and Contingent Liabilities

In 1997, two alleged class action lawsuits were filed in Superior Court in Worcester, Massachusetts (the Court) against the Company - one purporting to represent all career agents of Paul Revere whose employment relationships ended on June 30, 1997 and were offered contracts to sell insurance policies as independent producers, and the other purporting to represent independent brokers who sold certain Paul Revere individual disability policies with benefit riders. Motions filed by the Company to dismiss most of the counts in the complaints, which allege various breach of contract and statutory claims, have been denied, but the cases remain at a preliminary stage. To date, no class has been certified in either lawsuit. The Company has filed a conditional counterclaim in each action which requests a substantial return of commissions should the Court agree with the plaintiff's interpretation of the contract. The Company has strong defenses to both lawsuits and will vigorously defend its position and resist certification of the classes. In addition, the same plaintiff's attorney who has filed the purported class action lawsuits has filed 42 individual lawsuits on behalf of current and former Paul Revere sales managers alleging various breach of contract claims. Subsequent to the date of the consolidated financial statements presented herein, two additional lawsuits have been filed to bring the total number of individual lawsuits to 44. The Company has filed a motion in federal court to compel arbitration for 16 of the plaintiffs who are licensed by the National Association of Securities Dealers and have executed the Uniform Application for Registration or Transfer in the Securities Industry (Form U-4). The Company has strong defenses and will vigorously defend its position in these cases as well. Although the alleged class action lawsuits and the above mentioned lawsuits are in the early stages, management does not currently expect these suits to materially affect the financial position or results of operations of the Company.

Various lawsuits against the Company have arisen in the normal course of business. Contingent liabilities that might arise from litigation are not deemed likely to materially affect the financial position or results of operations of the Company.

UNUMProvident Corporation and Subsidiaries


Note 18--Statutory Financial Information

Statutory Net Income, Capital and Surplus, and Dividends

The Company's insurance subsidiaries' statutory net income, as reported in conformity with statutory accounting practices prescribed by state regulatory authorities, for the years ended December 31, 1998, 1997, and 1996, was $227.0 million, $298.2 million, and $274.8 million, respectively. Statutory capital and surplus at December 31, 1998 and 1997, was $2,582.1 million and $2,314.2 million, respectively.

Regulatory restrictions limit the amount of dividends available for distribution to the Company from its insurance subsidiaries, without prior approval by regulatory authorities, to the greater of ten percent of an insurer's statutory surplus as regards policyholders as of the preceding year end or the statutory net gain from operations, excluding realized investment gains and losses, of the preceding year. The payment of dividends is further limited to the amount of statutory unassigned surplus. Based on these restrictions, $303.3 million will be available for the payment of dividends to the Company from its top-tier domestic insurance subsidiaries during 1999. The Company also has the ability to draw a dividend from its United Kingdom-based affiliate, UNUM Limited. Such dividends are limited in amount, based on insurance company legislation in the United Kingdom, which requires a minimum solvency margin. The amount available under current law for payment of dividends to the Company from UNUM Limited during 1999 is approximately $20.0 million.

Permitted Statutory Accounting Practices

The Company's insurance subsidiaries prepare their statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners (NAIC) and the applicable state regulatory authorities. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the NAIC. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. At December 31, 1998, the Company had not applied any permitted accounting practices that differed from prescribed statutory accounting practices that had a material impact on the financial position or results of operations of the insurance subsidiaries.

In 1998, the NAIC approved a codification of statutory accounting practices effective January 1, 2001, which will serve as a comprehensive and standardized guide to statutory accounting principles. Following implementation, statutory accounting principles will continue to be governed by individual state laws and permitted practices until adoption by the various states. Accordingly, before codification becomes effective for the Company's insurance subsidiaries, their states of domicile must adopt codification as the prescribed basis of accounting. The adoption of the codification will change, to some extent, the accounting practices that the Company's insurance subsidiaries use to prepare their statutory financial statements.

Deposits

At December 31, 1998, the Company's insurance subsidiaries had on deposit with regulatory authorities securities with a book value of $1,653.1 million held for the protection of policyholders.

UNUMProvident Corporation and Subsidiaries


Note 19--Quarterly Results of Operations (Unaudited)

The following is a summary of unaudited quarterly results of operations for 1998 and 1997:

                                                                                     1998
                                                    ---------------------------------------------------------------------
                                                            4th              3rd              2nd              1st
                                                    ---------------------------------------------------------------------
                                                                 (in millions of dollars, except share data)
                                                    ---------------------------------------------------------------------
Premium Income                                            $1,569.8         $1,560.5         $1,506.1         $1,492.6
Net Investment Income                                        502.4            494.4            513.5            525.1
Net Realized Investment Gains                                 24.2             16.4              5.1              9.3
Total Revenue                                              2,165.2          2,144.9          2,107.1          2,102.1
Income Before Federal Income Taxes                           131.5            275.9            265.5            247.3
Net Income                                                    93.0            186.3            173.5            164.6
Earnings Per Common Share - Basic                              .39              .79              .73              .69
Earnings Per Common Share - Assuming Dilution                  .39              .77              .71              .67

                                                                                     1997
                                                    ---------------------------------------------------------------------
                                                            4th              3rd              2nd              1st
                                                    ---------------------------------------------------------------------
                                                                  (in millions of dollars, except share data)
                                                    ---------------------------------------------------------------------
Premium Income                                            $1,437.0         $1,414.2         $1,373.5         $1,068.4
Net Investment Income                                        530.1            527.2            530.4            428.0
Net Realized Investment Gains (Losses)                         0.9              9.6             (1.5)             2.5
Total Revenue                                              2,037.0          2,028.7          1,983.0          1,628.6
Income Before Federal Income Taxes                           224.2            240.9            217.1            234.5
Net Income                                                   152.0            162.5            147.3            155.8
Earnings Per Common Share - Basic                              .63              .67              .61              .73
Earnings Per Common Share - Assuming Dilution                  .61              .66              .60              .71


In the fourth quarter of 1998, the Company recorded a $153.0 million before-tax charge for the expected increase in claims durations due to management's expectation that productivity in the claims organization will be impacted as a result of planning, consolidation, and integration efforts related to the merger. The Company also recorded an $8.0 million reserve strengthening for single premium annuities during the fourth quarter. The after-tax impact of these charges was $104.6 million.

During the second quarter of 1998, the Company recognized a $12.2 million gain on the sale of certain of Provident's annuity businesses. The after-tax impact of the gain was $1.4 million.

Certain reinsurance pools managed by Duncanson & Holt Inc. received new claims information from ceding enterprises about certain older pool years and completed an analysis of recent claims deterioration. As a result of these factors, these pools strengthened claim reserves which resulted in the Company recording a charge of $18.4 million in the fourth quarter of 1997. Also in the fourth quarter of 1997, the Company recorded $6.5 million of costs related to the management and field office reorganization within its North American Reinsurance Operations, which were primarily lease exit and severance costs. The after-tax impact of these charges was $16.2 million.

In October 1996, the Company closed on the sale of certain of UNUM's tax-sheltered annuity businesses. The Company recognized novation gains of $3.5 million, $1.7 million, $9.4 million, and $58.0 million during the fourth, third, second, and

UNUMProvident Corporation and Subsidiaries


first quarters, respectively. The after-tax impact of the gains was $2.3 million, $1.1 million, $6.1 million, and $37.5 million.